HAIGHTS CROSS OPERATING COMPANY

FLOATING RATE SENIOR SECURED NOTES DUE 2013

Indenture

Dated as of [●], 2010

WELLS FARGO BANK, N.A.

Trustee

Table of Contents

i

Section 4A.04.	Payment of Obligations	45
Section 4A.05.	Maintenance of Properties; Insurance	45
Section 4A.06.	Books and Records; Teleconference Call with Holders	46
Section 4A.07.	Fiscal Year	46
Section 4A.08.	Compliance with Laws	46
Section 4A.09.	Certain Obligations Respecting Subsidiaries	46
Section 4A.10.	ERISA	47
Section 4A.11.	Environmental Matters; Reporting	48
Section 4A.12.	Matters Relating to Additional Real Property Collateral	48
Section 4A.13.	Cash Deposits; Bank Accounts and Securities Accounts	50
Section 4A.14.	Payment of Notes; Additional Amounts	50
Section 4A.15.	Maintenance of Office or Agency	52

B. NEGATIVE COVENANTS

Section 4B.01.	Indebtedness	52
Section 4B.02.	Liens	54
Section 4B.03.	Contingent Liabilities	56
Section 4B.04.	Fundamental Changes; Asset Sales	56
Section 4B.05.	Investments; Hedging Agreements; Subsidiary Cash	57
Section 4B.06.	Restricted Junior Payments	59
Section 4B.07.	Transactions with Affiliates	60
Section 4B.08.	Restrictive Agreements	61
Section 4B.09.	Sale-Leaseback Transactions	61
Section 4B.10.	Certain Financial Covenants	61
Section 4B.11.	Lines of Business	62
Section 4B.12.	Other Indebtedness	63
Section 4B.13.	Modifications of Certain Documents	63
Section 4B.14.	Special Restrictions on Parent	63

ARTICLE FIVE
REPRESENTATIONS AND WARRANTIES

Section 5.01	Organization; Powers	64
Section 5.02	Authorization; Enforceability	64
Section 5.03	Governmental Approvals; No Conflicts	64
Section 5.04	Financial Condition; No Material Adverse Change	65
Section 5.05	Properties	66
Section 5.06	Litigation and Environmental Matters	67
Section 5.07	Compliance with Laws and Agreements	67
Section 5.08	Investment and Holding Company Status	67
Section 5.09	Taxes	68
Section 5.10	ERISA	68
Section 5.11	Disclosure	68
Section 5.12	Capitalization	68
Section 5.13	Subsidiaries	69
Section 5.14	Material Indebtedness, Liens and Agreements	69

Section 12.14	Acts of Holders	104
Section 12.15	Benefit of Indenture	105
Section 12.16	Table of Contents, Headings, Etc	105

EXHIBITS

Exhibit A	FORM OF NOTE

Exhibit B	FORM OF SUPPLEMENTAL INDENTURE

Exhibit C	FORM OF COMPLIANCE CERTIFICATE

Exhibit D	FORM OF INTERCOMPANY NOTE

Exhibit E	FORM OF LANDLORD’S WAIVER AND CONSENT

Exhibit F	FORM OF INTERCREDITOR AGREEMENT

Exhibit G	FORM OF MORTGAGE

SCHEDULES

Schedule 1.01(a)	Leasehold Property

Schedule 1.01(b)	Permitted Holders

Schedule 4A.01	Financial Matters

Schedule 4B.01	Indebtedness

Schedule 4B.02	Permitted Liens

Schedule 4B.05	Certain Investments

Schedule 4B.07	Permitted Transactions with Affiliates

Schedule 4B.08	Restrictive Agreements

Schedule 5.03	Governmental Approvals

Schedule 5.04	Exception to No MAC

Schedule 5.05	Copyrights, Patents and Trademarks

Schedule 5.06	Disclosed Matters

Schedule 5.07	Compliance with laws and Agreements

v

Schedule 5.09	Taxes

Schedule 5.10	ERISA

Schedule 5.12	Capitalization

Schedule 5.13	Subsidiaries of the Obligors

Schedule 5.14	Material Indebtedness, Liens and Agreements

Schedule 5.18	Labor and Employment Matters

Schedule 5.19	Bank Accounts

Schedule 5.22	Trade Relations

INDENTURE dated as of [●], 2010 among Haights Cross Operating Company, a Delaware corporation (the “Issuer”), the Initial Guarantors (as defined below) listed on the signature pages hereto and Wells Fargo Bank, N.A., a national banking association, as trustee (the “Trustee”).

The Issuer has duly authorized the execution and delivery of this Indenture to provide for the issuance from time to time of its Floating Rate Senior Secured Notes due 2013 to be issued as a single series under this Indenture.  The Initial Guarantors have duly authorized the execution and delivery of this Indenture to provide for a guarantee of the Notes and of certain of the Issuer’s obligations hereunder.  All things necessary to make this Indenture a valid agreement of the Issuer and the Initial Guarantors, in accordance with its terms, have been done.

The Issuer, the Guarantors and the Trustee (as defined below) agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined below) of the Floating Rate Senior Secured Notes due 2013:

ARTICLE ONE
DEFINITIONS

Section 1.01    Definitions.

“Additional Mortgage” has the meaning ascribed to such term in Section 4A.12(a) hereof.

“Additional Mortgaged Property” means any Material Owned Property or Material Leasehold Property that is now owned or leased, or hereafter acquired, by the Obligors, that becomes subject to an Additional Mortgage under Section 4A.12 hereof.

“Additional Amounts” means any additional amounts which may be due and owing to any Holder pursuant to subsection (b), (c) or (d) of Section 4A.14 hereof.

“Additional Notes” means an unlimited maximum aggregate principal amount of Notes (other than the Notes issued on the date hereof) issued under this Indenture in accordance with Sections 2.02 and 4B.01 hereof.

“Affiliate” means, with respect to a specified Person, another Person that controls or is controlled by or is under common control with the Person specified.  For purposes of this definition, “control,” as used with respect to any Person, will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.  For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” will have correlative meanings.

“Agent” means any Registrar, Paying Agent or co-registrar.

“Applicable Margin” means 10.00% per annum.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Australian Subsidiary” means Wavesound Pty Ltd, a proprietary company organized under the laws of Australia.

“Authentication Order” has the meaning ascribed to such term in Section 2.02 hereof.

“Bankruptcy Code” means title 11, United States Code, as applicable to the Chapter 11 Cases, as now in effect or hereafter amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or any court with jurisdiction over the Chapter 11 Cases.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“BNY” means The Bank of New York Mellon.

“BNY Concentration Account” means deposit account number 8900450355 maintained by the Issuer with BNY and utilized by the Issuer as a concentration account.

“BNY Parent Accounts” means deposit account number 8900538694 maintained by Parent with BNY.

“Board of Directors” means:

(a)          with respect to a corporation, the board of directors of the corporation or, except in the context of the definitions of “Change of Control,” a duly authorized committee thereof;

(b)          with respect to a partnership, the Board of Directors of the general partner of the partnership;

(c)          with respect to a limited liability company, the managing member or members or any controlling committee or board of directors of such company or of the sole member or of the managing member thereof; and

(d)          with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a resolution certified by the Secretary or an Assistant Secretary of the Parent or the Issuer, as applicable, to have been duly adopted by the Board of Directors of the Parent or the Issuer, as applicable and to be in full force and effect on the date of such certification.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided that, when used in connection with the calculation of interest on the Notes, the term “Business Day” shall also exclude any day on which banks are not open for dealings in U.S. dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, the sum of the aggregate amount of expenditures made or liabilities incurred during such period (including the aggregate amount of Capital Lease Obligations incurred during such period), without duplication, to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) computed in accordance with GAAP; provided that (a) such term shall not include any such expenditures in connection with any replacement or repair of Property affected by a Casualty Event and (b) such term shall include any Pre-Publication Costs.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Casualty Event” means, with respect to any Property of any Person, any loss of or damage to, or any condemnation or other taking of, such Property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“Change of Control” means (a) the consummation of any transaction (including without limitation, any merger) the result of which is that any “person” (as such term is used in Rule 13(d)-5(b)(1) under the Exchange Act), other than the Principals, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of the outstanding Total Voting Power of Parent on a fully diluted basis; or (b) any event, transaction or occurrence as a result of which a majority of the seats (other than vacant seats) on the Board of Directors of Parent shall be occupied by Persons who were neither (i) nominated by the Board of Directors of Parent, (ii) appointed by directors so nominated nor (iii) designated by one or more of the Principals; or (c) the failure of Parent to own, beneficially and of record, 100% of the outstanding capital stock or other equity interests of the Issuer; or (d) the failure of the Issuer, to own directly or indirectly through one or more Subsidiaries, 100% of the outstanding capital stock or other equity interests of each of the other Obligors (other than Parent) (other than on account of any transaction permitted by Section 4B.04(c) hereof); or (e) the sale of all or substantially all of the business or assets of any Obligor (other than any such sale permitted by Section 4B.04(c) hereof).

“Chapter 11 Cases” means the voluntary cases of the Issuer and certain of the Initial Guarantors filed with the Bankruptcy Court under chapter 11 of the Bankruptcy Code prior to the Effective Time.

“Class” means, with respect to First Lien Secured Debt or First Lien Secured Parties, the collective group of individual holders of First Lien Secured Debt under the same agreements, instruments or other documents governing such Indebtedness, with the Holders of any and all Notes issued under this Indenture considered as one Class, [the Senior Lenders under the Senior Credit Facility being considered as one Class,] and the lenders or other creditors under each other class of First Lien Secured Debt being considered as a separate Class.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means, collectively, all of the Property in which Liens are purported to be granted under the Security Documents as security for the Obligations of the Obligors under this Indenture, the Notes and the Note Guarantees hereunder and under the Second Lien Note Indenture, the Second Lien Notes and the related Guarantees thereof.

"Collateral Trust Agreement" means the Collateral Trust Agreement dated as of the Issue Date among the Obligors, the trustee under the First Lien Note Indenture, the Trustee, the Collateral Trustee and any other Debt Representative party thereto, as the same may be amended or supplemented from time to time.

“Collateral Trustee” means Wells Fargo Bank, N.A., until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Compliance Certificate” means a certificate executed by a Designated Financial Officer, in substantially the form of Exhibit C.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan of Reorganization pursuant to Section 1129 of the Bankruptcy Code.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Control Agreement” means with respect to any bank account, other deposit account or securities account of any Obligor, if applicable, an agreement in form and substance substantially similar to Exhibit [●] to the Security Agreement with such modifications as may be reasonable and customary, or any other agreement reasonably satisfactory to the Collateral Trustee, executed and delivered by the applicable Obligors, the depository institution or securities intermediary at which such bank account, other deposit account or securities account is maintained and the Collateral Trustee, pursuant to which such depository institution or securities intermediary shall agree, among other things, to follow instructions regarding such account originated by the Collateral Trustee without further consent of the Obligors, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Controlling Debt Representative” has the meaning set forth in the Intercreditor Agreement.

“Copyrights” means all copyrights, whether statutory or common law, owned by or assigned to the Obligors, and all exclusive and nonexclusive licenses to the Obligors from third parties or rights to use copyrights owned by such third parties, including the registrations, applications and licenses listed on Schedule 5.05, along with any and all (a) renewals and extensions thereof, (b) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (c) rights to sue for past, present and future infringements thereof, and (d) foreign copyrights and any other rights corresponding thereto throughout the world.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 12.02 hereof or such other address as to which the Trustee may give notice to the Issuer.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Debt for Borrowed Money” of any Person means, at any date of determination, without duplication, the sum of (i) all amounts that, in accordance with GAAP, would be classified as short term or long term debt on a consolidated balance sheet of such Person at such date, (ii) all Obligations of such Person under acceptance, letter of credit or similar facilities at such date and (iii) all Synthetic Debt of such Person at such date.

“Debt Representative” means, with respect to each Class of First Lien Secured Debt, such agent or trustee designated by such Class to represent its interests in respect of the Collateral and such First Lien Secured Debt, which in the case of the Notes shall be the Trustee under this Indenture, in the case of the Senior Credit Facility, shall be the administrative agent designated pursuant to the Senior Credit Facility, and, in the case of each other Class of Indebtedness of Issuer or the other Obligors, the agent designated with respect thereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.07 hereof, substantially in the form of Exhibit A hereto, and such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.04 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Financial Officer” means any person who is the chief executive officer, chief financial officer, treasurer, president or chairman of Parent or holds one or more of the following offices with respect to the other Obligors:  chief executive officer, chief financial officer, treasurer, president, chairman or chief operating officer.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 5.06.

“Disclosure Statement” means the disclosure statement relating to the Plan of Reorganization (including any exhibits and schedules thereto), as amended.

“Disposition” means any sale, assignment, transfer or other disposition of any property (whether now owned or hereafter acquired) by any Obligor to any Person excluding (a) the granting of Liens permitted hereunder and (b) any sale, assignment, transfer or other disposition of (i) any property sold or disposed of in the ordinary course of business and on ordinary business terms, (ii) any property no longer used or useful in the business of the Obligors and (iii) any Collateral pursuant to an exercise of remedies by the Collateral Trustee under any Security Document.

“Domestic Obligor” means an Obligor organized under the laws of the United States, any state thereof or the District of Columbia and having its chief executive office and principal place of business in the United States.

“Domestic Subsidiary” means any Subsidiary of Parent other than a Foreign Subsidiary.

“DTC” means The Depository Trust Company.

“EBITDA” means, for any period, (a) the net income of the Parent and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) for such period, plus, without duplication, (b) to the extent deducted in calculating net income, without duplication, (i) income and franchise taxes and similar charges during such period, (ii) interest and fees in respect of Indebtedness during such period (whether or not actually paid in cash during such period), (iii) depreciation and amortization (including amortization of Pre-Publication Costs) for such period, (iv) amortization of deferred financing costs during such period, (v) net losses related to discontinued operations not to exceed $200,000 during any period of four consecutive fiscal quarters, (vi) Non-Cash Charges, (vii) periodic GAAP restructuring charges (or Restructuring Related Charges), including but not limited to employee severance and relocation costs, lease termination costs, facility moving costs, incurred during any period of four consecutive fiscal quarters beginning with the fiscal quarter ended June 30, 2010, provided that the aggregate amount of such charges shall not exceed $150,000, (viii) dividends (including interest or accretion on the same) paid by Parent during such period on preferred stock of Parent to the extent (but only to the extent) such dividends are permitted to be paid and such preferred stock is permitted to be issued under this Indenture, (ix) any additional costs or expenses incurred or reduced deferred revenue realized during such period that are attributable to the revaluation of Inventory, Pre-Publication Costs or other assets or Deferred Revenue, or any other adjustments in connection with the fair value fresh-start accounting treatment of the Restructuring Transactions, (x) extraordinary loses during such period and (ix) loses incurred during such period in respect of Casualty Events and Dispositions, minus (c) to the extent such items were added in calculating net income (i) extraordinary gains during such period, (ii) gains received during such period in respect of Casualty Events and Dispositions, (iii) non-cash, non-operating income for such period and (iv) interest income for such period; provided, however, that (A) for purposes of determining EBITDA for any period during which a Disposition is consummated, EBITDA shall be adjusted in good faith by the Issuer to give effect to the consummation of the Disposition on a pro-forma basis, as if the Disposition occurred on the first day of such period and (B) for the purposes of determining EBITDA for any period during which any acquisition permitted by this Indenture is consummated, EBITDA shall be adjusted in good faith by the issuer to give effect to the consummation of such acquisition on a pro-forma basis, as if such acquisition occurred on the first day of such period.

“Effective Time” means the date and time the Plan of Reorganization becomes effective in accordance with the terms thereof.

“Enforcement Action” means any action or decision taken in connection with the exercise of remedial rights of a First Lien Secured Party (including in respect of the Collateral pursuant to the Security Documents) following the occurrence and during the continuation of a default under any First Lien Secured Debt Document.

“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Obligor directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equally and ratably” means in reference to the Liens on the Collateral granted to the Collateral Trustee for the benefit of the benefit of Holders of the Notes and any other First Lien Secured Parties or proceeds thereof, as between holders of First Lien Secured Debt, that such Collateral or proceeds thereof will be allocated and distributed to or to the order of the Debt Representative for each Class of First Lien Secured Debt outstanding, for the account of each of the Holders of the Notes and each other holder of First Lien Secured Debt, ratably in proportion to the First Lien Secured Debt (including principal of, interest and premium (if any) on, and other obligations with respect to such Indebtedness (including reimbursement obligations (contingent or otherwise) with respect to outstanding letters of credit and hedging obligations) outstanding and held by each respective holder of First Lien Secured Debt at the time any allocation or distribution in respect of the Collateral is made.

“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights, or agreements of any kind (including any stockholders’ or voting trust agreements) for the issuance or sale of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Obligors, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.  Notwithstanding the foregoing, for purposes of any liability related to a Multiemployer Plan under Title IV of ERISA, the term “ERISA Affiliate” means any trade or business that, together with the Obligors, is treated as a single employer within the meaning of Section 4001(b) of ERISA.

“ERISA Event” means (a) a “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder for which the notice requirement has not been waived with respect to any Pension Plan, (b) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, (d) the incurrence by any Obligor or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, (e) the receipt by any Obligor or any ERISA Affiliate from the PBGC or plan administrator of any notice relating to an intention to terminate any Pension Plan or Pension Plans or to appoint a trustee to administer any Pension Plan, (f) the receipt by any Obligor or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Obligor or any ERISA Affiliate of any notice of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or (g) the incurrence by any Obligor, Subsidiary or Affiliate of any liability with respect to any Foreign Plan as a result of any noncompliance with the terms of such Foreign Plan, the failure to satisfy any applicable funding requirements, or any violation of applicable foreign law.

“Event of Default” has the meaning ascribed to such term in Section 6.01 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall have the meaning assigned thereto in the Security Agreement.

“Excluded Taxes” means, with respect to any Holder or any other recipient of any payment to be made by or on account of any Obligation under this Indenture or the Notes, (a) income, net worth or franchise taxes imposed on (or measured by) its net overall income or net worth by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which any of its offices is located or in which it is taxable solely on account of some connection other than the holding or ownership of Notes or the receipt of any payments of principal, interest or premium, if any, under the Notes, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Issuer is organized, located, carries on a trade or business, or is deemed to be a resident, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Holder and (d) in the case of a Foreign Holder, any withholding tax that is imposed on amounts payable to such Foreign Holder at the time such Foreign Holder becomes a Holder of Notes or is attributable to such Foreign Holder’s failure to comply with Section 4A.14(d)(v) (excluding, for the avoidance of doubt, a failure attributable to a change in applicable law (including resolutions, rulings, case law and treaties) or interpretations thereof.

“Existing Debt” means Indebtedness of the Obligors existing on the Issue Date after giving effect to the Effective Time which is permitted to remain outstanding after the Issue Date under Section 4B.01 hereof and is listed on Schedule 4B.01.

“Exit Warrants” means warrants for 1,000,000 shares of New Common Stock, such amount equal to 10% of the fully diluted outstanding shares of New Common Stock of Parent as of the Effective Date.

“Exit Warrant Agreement” means the agreement pursuant to which the Exit Warrants will be issued.

“Extraordinary Receipts” means any cash received by any Obligor not in the ordinary course of business, including without limitation (a) Tax refunds in excess of $500,000 received by the Obligors in the aggregate since the Effective Date, (b) pension plan reversions, (c) proceeds of insurance (including key man life insurance, but excluding proceeds of Casualty Events), (d) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (e) indemnity payments and (f) any purchase price adjustment received in connection with any purchase agreement to the extent not needed to reimburse the Obligors for any reasonable and customary out-of-pockets costs and expenses previously incurred by the Obligors with respect to which such purchase price adjustment was received.

“FAC Regulations” has the meaning ascribed to such term in Section 5.21 hereof.

“FCPA” has the meaning ascribed to such term in Section 5.21 hereof.

“First Lien Secured Debt” means the Notes issued on the Issue Date, the related Note Guarantees and Indebtedness incurred under the Senior Credit Facility pursuant to clause (k) of Section 4B.01 in an amount not to exceed $25.0 million, and, in each case, all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any such Indebtedness, all of which may be secured Equally and Ratably with a First Priority Lien on the Collateral pursuant to the First Lien Security Documents.

“First Lien Secured Debt Documents” means the Notes, this Indenture, the Senior Credit Facility and any other agreements, instruments or other agreements governing such or other First Lien Secured Debt, as amended from time to time.

“First Lien Secured Debt Obligations” means the First Lien Secured Debt and all other obligations of the Issuer or any Guarantor under the First Lien Secured Debt Documents.

“First Lien Secured Party” means each of the Holders of the Notes, [the Senior Lenders] and any other Persons holding First Lien Secured Debt, and each Debt Representative representing the interests of each Class of First Lien Secured Debt.

“First Lien Security Documents” means, collectively, the Security Agreement,  the Mortgages, the Control Agreements, the Intercreditor Agreement, the Collateral Trust Agreement and each other security agreement, pledge agreement or other instrument or agreement executed and delivered to or in favor of the Collateral Trustee to secure the Obligations of the Obligors under the Notes, this Indenture, any other Note Document, the Senior Credit Facility and any other First Lien Secured Debt Document.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any First Lien Security Document, that such Lien is the most senior Lien to which such Collateral is subject.

“Foreign Holder” means any Holder that is organized under the laws of a jurisdiction other than that in which the Issuer is organized.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Plan” means any employee pension, deferred compensation, or other retirement plan, program, or arrangement (other than a Pension Plan) contributed to or maintained by any Obligor, Subsidiary or Affiliate with respect to any employees employed outside of the United States.

“Foreign Subsidiary” means any Subsidiary of Parent organized in a jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Global Note Legend” means the legend set forth in Section 2.07(f) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means individually and collectively, each Global Note, substantially in the form of Exhibit A hereto, issued in accordance with Section 2.01, 2.07(b), 2.07(d) or 2.07(g) of this Indenture.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor’s obligations or an agreement to assure a creditor against loss, and including causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business.  The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligations in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder).

“Guarantor” means the Initial Guarantors and any Subsidiary of Parent which becomes a guarantor hereunder after the Issue Date pursuant to Section 4A.09 hereof.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, in each case regulated or subject to regulation pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Holder” means a Person in whose name a Note is registered.

“Indebtedness” means, for any Person, without duplication:  (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, advance, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than (i) trade accounts payable (other than for borrowed money) arising in the ordinary course of business and paid when due, and (ii) accrued expenses and deferred Taxes incurred and paid in the ordinary course of business; (c) Capital Lease Obligations of such Person; (d) obligations of such Person in respect of Hedging Agreements; (e) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (f) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; and (g) Indebtedness of others Guaranteed by such Person.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means all Taxes other than (a) Excluded Taxes and Other Taxes and (b) amounts constituting liabilities, penalties or interest imposed with respect to Excluded Taxes or Other Taxes.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Guarantors” means the Parent, Triumph, Recorded Books and SNEP, LLC.

“Insolvency or Liquidation Proceeding” means:  (i) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to the Issuer or any Guarantor, (ii) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, receivership, liquidation, reorganization or other similar case or proceeding with respect to the Issuer or any Guarantor or with respect to a material portion of the assets of the Issuer or such Guarantor, (iii) any liquidation, dissolution, reorganization or winding up of the Issuer or any of the Guarantors, or (iv) any general assignment for the benefit of creditors or any other marshalling of assets and liabilities of any of the Issuer or any Guarantor.

“Interest Coverage Ratio” means, at any date of determination thereof, the ratio of (a) Net EBITDA for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date to (b) interest payable on, and amortization of debt discount or premium in respect of, all Debt for Borrowed Money, without duplication (not including non-cash pay interest that is payable in kind), in each case, of or by the Parent and its Subsidiaries for or during such period; provided, however, that interest payable and amortization of debt discount or premium for each of the four consecutive fiscal quarterly periods ended June 30, 2010, September 30, 2010 and December 31, 2010 shall be the amount of such expense incurred from the Issue Date through the end of such period annualized for the entire four consecutive fiscal quarterly period.

“Interest Period” means, for each Note, the period commencing on the Issue Date, and ending on the last day of the period selected by the Issuer pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Issuer pursuant to the provisions below.  The duration of each such Interest Period shall be one, two, three or six months, as the Issuer may, upon notice received by the Trustee not later than 11:00 A.M. (New York City time) on the fifth Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a)           if the Issuer does not select any Interest Period by such time, then the Interest Period shall be three calendar months;

(b)           Interest Periods shall be of the same duration for all Notes;

(c)           whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d)           whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Intercreditor Agreement” means the Intercreditor Agreement in the form of Exhibit F annexed hereto.

“Intercompany Note” means the Amended and Restated Subordinated Intercompany Demand Promissory Note substantially in the form of Exhibit D annexed hereto, issued by each Obligor to each other Obligor to evidence the intercompany loans among the Obligors permitted by this Indenture.

“Investment” means, for any Person:  (a) the acquisition (whether for cash, Property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership, limited liability company or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business, provided that in no event shall the term of any such inventory or supply advance, loan or extension of credit (other than accounts receivable that may be outstanding at any time or from time to time) exceed 180 days); or (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.  Notwithstanding the foregoing, Capital Expenditures shall not be deemed “Investments” for purposes hereof.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Issue Date” means the date the Notes are originally issued under the Indenture.

“Issue Date Mortgage” has the meaning ascribed to such term in Section 8.01(g)(i) hereof.

“Issue Date Mortgaged Property” means the real property owned by Recorded Books located at 270 Skipjack Road, Prince Frederick, Maryland.

“Issuer” means Haights Cross Operating Company, as reorganized pursuant to the Plan of Reorganization, until a successor replaces it pursuant to Section 5.01 hereof and thereafter means the successor.

“Knowledge” means the actual knowledge of the Obligors’ officers and directors (or any of them), after reasonable investigation.

“Landlord’s Waiver and Consent” means, with respect to any Leasehold Property, if applicable, a letter, certificate or other instrument in writing from the lessor under the related lease, in form and substance similar to Exhibit E hereto or any other form reasonably satisfactory to the Collateral Trustee with such modifications as are customary and reasonable and satisfactory to the Collateral Trustee.

“Leasehold Property” means any leasehold interest of any Obligor as lessee or sublessee under any lease or sublease of real property.

“Leverage Ratio” means, at any date of determination thereof, the ratio of Consolidated Debt for Borrowed Money of the Parent and its Subsidiaries at such date to Net EBITDA of the Parent and its Subsidiaries for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date.

“LIBOR Rate” means a rate per annum equal to the greater of (a) the “London Interbank Offered Rate” for the applicable Interest Period published in The Wall Street Journal or (b) 3.0% per annum.  The LIBOR Rate shall be determined as of the Issue Date for the period from the Issue Date through the last Business Day of ___________ 20___ and, thereafter, on the last day of each Interest Period selected by the Issuer in accordance with the definition of “Interest Period” and, once determined, shall remain in effect until the next Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing), other than an operating lease, relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Material Adverse Effect” means, any event, circumstance, happening or condition, which has resulted or is reasonably likely to result in a material adverse effect on (a) the business, assets, condition (financial or otherwise), results of operations or prospects of (i) the Obligors taken as a whole, or (ii) any of the Issuer, Triumph or Recorded Books, individually, (b) the ability of any Obligors, taken as a whole, to pay or perform any of their obligations under this Indenture or the other Note Documents, (c) the validity or enforceability of (i) this Indenture, the Notes or any First Lien Security Document, individually, or (ii) the Note Documents, taken as a whole, or (d) any of the material rights of or benefits available to the Trustee, the Collateral Trustee or the Holders under this Indenture or any of the other Note Documents.

“Material Indebtedness” means (a) Indebtedness under the Second Lien Notes (b) Indebtedness under the Senior Credit Facility and (c) other Indebtedness, including obligations in respect of one or more Hedging Agreements, in an aggregate principal amount exceeding $5,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Person in respect of a Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.

“Material Leasehold Property” means (a) the Leasehold Property of the Obligors set forth on Schedule 1.01(a) hereto on the Issue Date and (b) any Leasehold Property acquired by the Obligors after the Issue Date (i) having an annual fair market rental value in excess of $1,000,000 or (ii) at which the Obligors maintain any books and records or Collateral with a fair market value in excess of $1,000,000 in the aggregate.

“Material Owned Property” means (a) the Issue Date Mortgaged Property and (b) any real property owned by any Obligor that is acquired after the Issue Date and that has a fair market value as determined by the Issuer in good faith in excess of $1,000,000.

“Material Rental Obligations” means obligations of the Obligors to pay rent under any one or more operating leases with respect to any Material Leasehold Property.

“Material Subsidiary” means any Subsidiary (i) the total assets of which, together with the total assets of its Subsidiaries, on any date of determination, accounts for at least 5% of the aggregate assets all Obligors or (ii) which, together with its Subsidiaries, has, on any date of determination for the twelve consecutive months most recently then ended, gross revenues that are equal to or greater than 5% of the gross revenues of all Obligors for such period, in each case as determined in accordance with GAAP.

“Maturity Date” means ___________, 2013.

“Mortgage” means a security instrument (whether designated as a deed of trust or a mortgage, leasehold mortgage, assignment of leases and rents or by any similar title) executed and delivered by any Obligor to the Collateral Trustee in substantially the form and substance of Exhibit G attached hereto in order to grant to the Collateral Trustee, for the benefit of the Holders of the Notes, a Lien on any Real Property Asset, in each case with such changes thereto as may be reasonably recommended by the Collateral Trustee’s local counsel based on local laws or customary local practices, as such security instrument may be amended, supplemented or otherwise modified from time to time.  “Mortgages” means all such instruments, including the Issue Date Mortgage and any Additional Mortgages.

“Mortgage Policy” has the meaning ascribed to such term in Section 4A.12 hereof.

“Mortgaged Property” means any Issue Date Mortgaged Property and any Additional Mortgaged Property.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means,

(a)           with respect to any Casualty Event, the aggregate amount of cash proceeds of insurance, condemnation awards and other compensation received by the Obligors in respect of such Casualty Event net of (i) reasonable and customary out-of-pocket expenses incurred by the Obligors in connection therewith and (ii) contractually required repayments of Indebtedness to the extent secured by a Lien on such property which is senior to the Lien held by the Collateral Trustee for the benefit of the Holders and (iii) any income and transfer Taxes payable by the Obligors in respect of such Casualty Event;

(b)           with respect to any Disposition, the aggregate amount of all cash payments received by the Obligors directly or indirectly in connection with such Disposition, whether at the time of such Disposition or after such Disposition under deferred payment arrangements or Investments entered into or received in connection with such Disposition (but excluding any and all amounts placed in escrow unless and until released and received in the form of cash), net of (i) the amount of any reasonable and customary legal, title, transfer and recording tax expenses, commissions and other fees and reasonable and customary out-of-pocket expenses payable by the Obligors in connection therewith, (ii) any income and transfer Taxes estimated to be payable by the Obligors as a result thereof, (iii) any repayments by the Obligors of Indebtedness to the extent that such Indebtedness is secured by a Lien on the property that is the subject of such Disposition, such Lien is senior to the Lien held by the Collateral Trustee on such property and the transferee of (or holder of a Lien on) such property requires that such Indebtedness be repaid as a condition to the purchase of such property, and (iv) any repayments by the Obligors to minority stockholders if and to the extent permitted hereby; and

(c)           with respect to any incurrence of Indebtedness or offering of equity securities, the aggregate amount of all cash proceeds received by the Obligors therefrom less all reasonable and customary legal, underwriting and similar fees and reasonable and customary out-of-pocket expenses incurred in connection therewith.

“Net EBITDA” means, for any period, the aggregate of (a) EBITDA of Parent and its Subsidiaries for such period minus (b) amortization of Pre-Publication Costs (excluding Non-Cash Charges) plus (c) any additional costs or expenses or amortization incurred during such period that are attributable to the revaluation of Pre-Publication Costs in connection with the fair value fresh-start accounting treatment of the Restructuring Transactions of Parent and its Subsidiaries for such period as determined in accordance with GAAP; provided, however, that Net EBITDA for the fiscal quarters ended September 30, 2009, December 31, 2009 and March 31, 2010 shall be deemed to be $12,764,950, $3,462,776 and $5,789,440, respectively.  [Note: these quarters assume the Company will emerge from bankruptcy during Q1 2010.]

“New Common Stock” means the common stock of Parent, par value $0.01 per share, 18,000,000 shares of which shall be authorized pursuant to the Parent’s Certificate of Incorporation, which common stock shall be the sole class of voting stock of Parent.

“Non-Cash Charges” means goodwill impairment charges, inventory impairment charges, fixed asset impairment charges (including, without limitation, on account of furniture and equipment, Pre-Publication Cost impairment charges, impairment charges relating to other intangible assets and charges and charges relating to grants of shares of capital stock to directors or employers of the Obligors and any of their Subsidiaries.

“Notes” means the Floating Rate Senior Secured Notes due 2013 of the Issuer issued on the date hereof and any Additional Notes.  The Notes and the Additional Notes, if any, shall be treated as a single class for all purposes under this Indenture.

“Note Documents” means this Indenture, the Notes, the First Lien Security Documents and any other instruments, certificates or documents executed and delivered or to be delivered from time to time pursuant to this Indenture or the First Lien Security Documents, as the same may be supplemented and amended from time to time in accordance with their respective terms.

“Note Guarantee” means a Guarantee of the Notes pursuant to this Indenture.

“Obligations” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(g) or (h) hereof.  Without limiting the generality of the foregoing, the Obligations of any Obligor under the Note Documents include (a) the aggregate outstanding principal balance of, and all interest and premium, if any, on the Notes (including any interest accruing after the commencement of any proceeding by or against the Issuer under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal, state or foreign bankruptcy, insolvency or other similar law, and any other interest that would have accrued but for the commencement of such proceeding, whether or not any such interest is allowed as a claim enforceable against the Issuer in any such proceeding), and (b) all fees, costs, charges, expenses and other obligations from time to time owing to the Trustee, the Collateral Trustee, the Holders or their respective Affiliates by the Obligors hereunder or under any other Note Document, whether such obligations are now existing or hereafter arising or incurred, due or to become due, direct or indirect or absolute or contingent.

“Obligors” means collectively the Issuer and the Guarantors and each, individually, an “Obligor”.

“OFAC Regulations” has the meaning ascribed to such term in Section 5.20 hereof.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Issuer or the Parent, as the case may be by at least two Officers of the Issuer or the Parent as the case may be, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer or the Parent, as the case may be, that meets the requirements of Section 12.05 hereof.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee (who may be counsel to or an employee of the Issuer, the Parent or any of their respective Subsidiaries) that meets the requirements of Section 12.05 hereof.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Indenture and the other Note Documents.

“Parent” means Haights Cross Communications, Inc., a Delaware corporation, as reorganized pursuant to the Plan of Reorganization.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and with respect to DTC, shall include Euroclear and Clearstream).

“Patents” means all patents issued or assigned to and all patent applications made by the Obligors and all exclusive and nonexclusive licenses to the Obligors from third parties or rights to use patents owned by such third parties, including the patents, patent applications and licenses listed on Schedule 5.05, along with any and all (a) inventions and improvements described and claimed therein, (b) reissues, divisions, continuations, extensions and continuations-in-part thereof, (c) income, royalties, damages, claims and payments now and hereafter due and/or payable under and with respect thereto, including damages and payments for past or future infringements thereof, (d) rights to sue for past, present and future infringements thereof, and (e) any other rights corresponding thereto throughout the world.

“Paying Agent” has the meaning ascribed to such term in Section 2.04 hereof.

“Pension Plan” means any Plan that is a defined benefit pension plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Obligor or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Permitted Acquisition” means any acquisition of any business by any Obligor, whether through a purchase of capital stock or assets or through a merger, consolidation or amalgamation, of another Person (in each case, reasonably related to the business of the Obligors or incidental thereto) and which complies with each of the following:

(a)           such Obligor shall provide the Trustee with a Compliance Certificate and other evidence reasonably requested by the Trustee that, as of the closing date of the proposed acquisition and on a forward twelve (12) month pro forma basis after giving effect to the proposed acquisition, the Obligors will be in compliance with all financial covenants set forth in Section 4B.10 hereof;

(b)           the acquisition is effected in such manner so that the acquired capital stock or assets are owned either by the Issuer or a Domestic Subsidiary of the Issuer which is or shall become an Obligor in accordance with Section 4A.09 hereof and, if effected by merger, consolidation or amalgamation, the Issuer or such Domestic Subsidiary is the surviving, continuing or resulting Person;

(c)           the Obligors and any Subsidiary of any Obligor that is organized, created, acquired, resulting from or otherwise party to such acquisition and that is not already an Obligor hereunder (or that has not otherwise complied with the provisions of Section 4A.09 hereof) shall have complied with the provisions of Section 4A.09 hereof;

(d)           such Obligor shall have delivered to the Trustee and the Collateral Agent evidence that it is acquiring the assets or stock free and clear of all Liens (other than Permitted Liens;

(e)           such Obligor shall have delivered First Lien Security Documents and any other documents or agreements requested by the Collateral Trustee to perfect the Collateral Trustee’s Lien (subject only to Permitted Liens) on all such assets or stock acquired or formed by such Obligor in such acquisition;

(f)           the total consideration (including cash, earn-outs and assumption of Indebtedness by any of the obligors or any of their Subsidiaries and/or Indebtedness of any Person acquired) for all such acquisitions during the term of this Indenture shall not exceed $25,000,000 in the aggregate; provided, however, that there shall be no restriction or cap on the amount consideration payable for acquisitions to the extent such consideration takes the form of any of the following:  (i) Subordinated Indebtedness permitted by this Indenture, (ii) additional cash equity contributions to Parent made from the proceeds of Qualified Equity Interests issued by Parent or (iii) consideration payable in the form of Qualified Equity Interests of Parent;

(g)           no Default or Event of Default shall exist prior to or will be caused as a result of such acquisition;

(h)           the Acquired EBITDA of the Person (or attributable to the assets) being acquired for the fiscal year then most recently ended shall be not less than $1;

(i)           the assets being acquired (or the assets of the Person being acquired as applicable) shall be located in the United States, Canada, the United Kingdom or Australia and, in the case of an acquisition structured as a stock or other equity acquisition, the entity whose equity interests are being acquired shall be organized under the laws of the United States or any state thereof, Canada, the United Kingdom or Australia (or any state or province thereof); and

(j)           in the case of an acquisition structured as a stock or equity acquisition, the Person so acquired shall become a Wholly-Owned Subsidiary of the Issuer or any other Domestic Obligor which is a Subsidiary of the Issuer or such Person shall be merged with and into a Domestic Obligor (other than Parent), provided that such Domestic Obligor shall be the surviving entity of such merger.

As used in this definition of Permitted Acquisitions, “Acquired EBITDA” shall mean with respect to any acquired Person (or acquired assets, as applicable), for any period, the amount for such period of EBITDA (as defined in this Indenture) of such Person (or attributable to such acquired assets as applicable) (determined using such definition as if references to Obligors therein were to such acquired Person and its Subsidiaries), on a consolidated basis for such acquired Person (or attributable to such acquired assets as applicable) in accordance with GAAP.

“Permitted Investments” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)           investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard and Poor’s Ratings Service or from Moody’s Investors Service, Inc.;

(c)           investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $250,000,000;

(d)           fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)           advances, loans and extensions of credit to any director, officer or employee of the Obligors, if the aggregate outstanding amount of all such advances, loans and extensions of credit (excluding travel advances in the ordinary course of business) does not at any time exceed $100,000;

(f)           investments in money market mutual funds that are rated AAA by Standard & Poor’s Rating Service;

(g)           trade credit extended by the Issuer and its Subsidiaries in the ordinary course of business, on ordinary business terms and consistent with past practice;

(h)           the endorsement of negotiable instruments for deposit or collection in the ordinary course of business; and

(i)           (i) redemptions of the Notes in accordance with Article Three hereof or (ii) repurchases of the Notes, provided that any such repurchases are made on a pro rata basis and at a purchase price not in excess of par plus accrued and unpaid interest thereon.

“Permitted Liens” has the meaning set forth in Section 4B.02 hereof.

“Permitted Refinancing Indebtedness” means any Indebtedness of any Obligor or any Subsidiary issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, in whole or in part, other Indebtedness of any Obligor or any Subsidiary (other than intercompany Indebtedness); provided that:

(a)           the amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness (including accreted original issue discount) so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith);

(b)           such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(c)           if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or the Note Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of the Notes and is subordinated in right of payment to the Notes or the Note Guarantees, as applicable, on terms at least as favorable, taken as a whole, to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(d)           if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu in right of payment with the Notes or any Note Guarantees, such Permitted Refinancing Indebtedness is pari passu with, or subordinated in right of payment to, the Notes or such Note Guarantees; and

(e)           such Indebtedness is incurred by either (a) the Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or (b) an Obligor.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA in which any Obligor or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA, including, but not limited to, any Pension Plan or Multiemployer Plan.

“Plan of Reorganization” means the joint prepackaged plan of reorganization of the Issuer and certain of the Initial Guarantors filed with the Bankruptcy Court under chapter 11 of the Bankruptcy Code, as may be amended, supplemented or modified from time to time, prior to the Effective Time.

“Post-Default Rate” means, a rate per annum equal to the applicable LIBOR Rate plus the Applicable Margin plus two percent (2%).

“Pre-Publication Costs” means the costs incurred by Parent and its Subsidiaries (as determined in accordance with GAAP) associated with the development of new products, including without limitation, author fees under work-for-hire agreements (excluding royalties), the costs associated with artwork, photography and master tapes, other external creative costs, internal editorial staff costs and pre-press costs that are directly attributable to such products, which have been capitalized in accordance with GAAP and reflected as an asset in the consolidation balance sheet of Parent and its Subsidiaries.

“Principals” means (a) those Persons listed on Schedule 1.01(b) and any of their Affiliates (together, the “Permitted Holders”) and (b) any group constituting a person (as such term is used in Rule 13(d)-5(b)(1) under the Exchange Act) the membership of which includes any Permitted Holder, provided that the Total Voting Power of Parent on a fully diluted basis represented by the equity interests in Parent beneficially owned by all Permitted Holders who are members of such group is at least 50.1% of the Total Voting Power of Parent on a fully diluted basis represented by the equity interests in Parent beneficially owned by all members of such group.

“Property” means any interest of any kind in property or assets, whether real, personal or mixed, and whether tangible or intangible, including patents, trademarks, copyrights and other intellectual property rights.

“Proprietary Rights” has the meaning ascribed to such term in Section 5.05(b).

“Qualified Equity Interest” means any equity interest of an issuer other than an equity interest that is mandatorily redeemable or purchasable, in whole or in part, at the option of the holder, pursuant to a sinking fund obligation or otherwise, or exchangeable or convertible into debt securities of the issuer thereof or which entitles the holder thereof to dividend, interest or other payments, in each case, prior to the date which is 180 days after payment in full of all Notes issued under this Indenture.

“Real Property Asset” means, at any time of determination, any and all real property owned or leased by the Obligors and the Subsidiaries of the Obligors.

“Recorded Books” means Recorded Books, LLC, a Delaware limited liability company.

“Registrar” has the meaning ascribed to such term in Section 2.04 hereof.

“Related Proceedings” has the meaning ascribed to such term in Section 12.09 hereof.

“Required Holders” means Holders representing a majority of the total principal amount of Notes outstanding.

“Requisite First Lien Secured Debtholders” means, at any time, First Lien Secured Parties of any Class collectively holding more than 50% of the outstanding principal amount of total First Lien Secured Debt (including the principal undrawn amount of outstanding letters of credit); provided, however that notwithstanding anything to the contrary contained in this definition, for purposes of any enforcement decision under the Intercreditor Agreement, “Requisite First Lien Secured Debtholders” shall mean (x) if the Controlling Debt Representative is the administrative agent under the Senior Credit Facility, lenders under the Senior Credit Facility holding a majority of the sum of the aggregate principal amount of Indebtedness outstanding thereunder, including any outstanding letters of credit or (y) if the Controlling Debt Representative is the Trustee under the Indenture, Holders of Notes representing a majority of the aggregate principal amount of Notes outstanding.

“Requisite Plan Support Parties” has the meaning ascribed to such term in the Plan of Reorganization.  With respect to any consent or waiver required hereunder from the Requisite Plan Support Parties, the Obligors and the Trustee shall be permitted to rely solely on the written representation (including by electronic mail) of the legal counsel to the Informal Committee of Senior Notes (as defined in the Plan of Reorganization) as to whether such consent or waiver has been obtained.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and whom shall have direct responsibility for this Indenture, and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred and whom shall have direct responsibility for this Indenture, because of his knowledge of and familiarity with the particular subject.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of, or other equity interest in, any Obligor or any Subsidiary, except a dividend payable solely in shares of Qualified Equity Interests, (ii) any redemption, put, retirement, cancellation, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of, or other equity interest in or Equity Right in respect of, any Obligor or any Subsidiary now or hereafter outstanding, (iii) any payment made to retire, to cancel, or to obtain the surrender of or in connection with the exercise of any put right with respect to, any outstanding warrants, options or other rights to acquire shares of any class of stock of, or other equity interest in or Equity Right in respect of, any Obligor or any Subsidiary, (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption purchase, retirement, defeasance (including economic or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness, and (v) any payment made to any Affiliate of any Obligor or any Subsidiary, in each case, in respect of management, consulting or other similar services provided to any Obligor or any Subsidiary; provided, however that Restricted Junior Payments shall not include any compensation (including severance) payable to any officer or director of any Obligor or reimbursement of reasonable and customary fees and expenses incurred in the ordinary course of business.

“Restructuring Documents” means the Note Documents, the Second Lien Note Documents, the Exit Warrants, the Exit Warrant Agreement, the Registration Rights Agreement, the Plan of Reorganization, the Disclosure Statement and the Confirmation Order.

“Restructuring Related Charges” means one-time charges incurred in connection with any business restructuring, including, without limitation, severance paid to terminated employees of the Obligors and costs relating to the hiring of replacement employees therefor, other charges associated with such business restructuring effort, including, without limitation, the costs of moving goods, duplicate facility charges and/or other related expenses that do not satisfy the GAAP definition of a restructuring charge.

“Restructuring Transactions” means the financial restructuring of the Indebtedness of Issuer and certain of the Initial Guarantors that existed prior to the Effective Time as described more fully in the Plan of Reorganization.

“Restrictive Agreements” has the meaning ascribed to such term in Section 5.13(c).

“Rights Offering” means that certain offering to those holders of the 12½% Senior Discount Notes due 2011 of the Haights Cross Communications, Inc. who voted to accept the Plan of Reorganization, pursuant to which such holders where offered the right to participate in a $32.5 million offering to acquire __% of the New Common Stock of the Parent.

“Second Lien Notes” means the Floating Rate Second Priority Secured Subordinated Notes due 2014 issued by the Issuer pursuant to the Second Lien Note Indenture, as the same may be amended or supplemented from time to time.

“Second Lien Note Documents” means, collectively, the Second Lien Notes, the Second Lien Note Indenture, the Second Lien Note Security Documents and all other material documents, instruments and agreements executed in connection therewith, each as amended or supplemented from time to time in accordance with this Indenture.

“Second Lien Note Indenture” means the Indenture dated as of the Issue Date between the Issuer, the Guarantors and Wells Fargo Bank, N.A., as trustee, as the same may be amended or supplemented from time to time, relating to the issuance of the Second Lien Notes.

“Second Lien Note Control Agreement” means with respect to any bank account, other deposit account or securities account of any Obligor, if applicable, an agreement in form and substance substantially similar to Exhibit [●] to the Second Lien Note Security Agreement with such modifications as may be reasonable and customary, or any other agreement reasonably satisfactory to the Collateral Trustee, executed and delivered by the applicable Obligors, the depository institution or securities intermediary at which such bank account, other deposit account or securities account is maintained and the Collateral Trustee, pursuant to which such depository institution or securities intermediary shall agree, among other things, to follow instructions regarding such account originated by the Collateral Trustee without further consent of the Obligors, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Second Lien Note Mortgage” means a security instrument (whether designated as a deed of trust or a mortgage, leasehold mortgage, assignment of leases and rents or by any similar title) executed and delivered by any Obligor to the Collateral Trustee in form and substance satisfactory to the Collateral Trustee, in its reasonable discretion, in order to grant to the Collateral Trustee, for the benefit of the holders of Second Lien Notes, a Lien on any Real Property Asset, in each case with such changes thereto as may be reasonably recommended by the Collateral Trustee’s local counsel based on local laws or customary local practices, as such security instrument may be amended, supplemented or otherwise modified from time to time.

“Second Lien Note Security Agreement” means the Pledge and Security Agreement dated as of the Issue Date among the Collateral Trustee and the Obligors, relating to the Second Lien Notes and the related Guarantees thereof, as amended, supplemented or otherwise modified from time to time.

“Second Lien Security Documents” means, collectively, the Second Lien Note Security Agreement, the Second Lien Note Mortgages, the Second Lien Note Control Agreements, the Intercreditor Agreement, the Collateral Trust Agreement and each other security agreement, pledge agreement or other instrument or agreement executed and delivered to or in favor of the Collateral Trustee to secure the Obligations of the Obligors under the Second Lien Notes and the Second Lien Note Indenture.

“Secured Parties” means, collectively, First Lien Secured Parties, the holders of the Second Lien Notes and the trustee under the Second Lien Note Indenture.

“Security Documents” means, collectively, the First Lien Security Documents and the Second Lien Note Security Documents and each other security agreement, pledge agreement or other instrument or agreement executed and delivered to or in favor of the Collateral Trustee to secure the Obligations of the Obligors under the any Secured Debt.

“Securities Act” means the Securities Act of 1933, as amended.

[“Senior Credit Facility” means [●]].

[“Senior Lenders” means each of the Persons with outstanding loans or commitments to extend credit or loans under the Senior Credit Facility, each of the agents appointed thereunder, and such lenders or Affiliates of such lenders entering into interest rate or currency swap agreement required pursuant to the terms of the Senior Credit Facility.]

“Specified Courts” has the meaning ascribed to such term in Section 12.09 hereof.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means (x) the Second Lien Notes and (y) any unsecured Indebtedness of the Obligors incurred after the Issue Date that (i) by its express terms (or by the terms of the instrument under which it is outstanding and to which appropriate reference is made in the instrument evidencing such Subordinated Indebtedness) is made subordinate and junior in right of payment to the Notes and the Note Guarantees (ii) does not have any scheduled payment of principal other than upon final maturity and (iii) has a final maturity date that is at least six months after the final maturity date of the Second Lien Notes.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Consolidated by the Parent and/or the Issuer.  References herein to “Subsidiary” or “Subsidiaries” shall, unless the context requires otherwise, be deemed to be references to a Subsidiary or Subsidiaries of Parent.

“Synthetic Debt” means, with respect to any Person, without duplication of any clause within the definition of “Indebtedness,” all (a) Obligations of such Person under any lease that is treated as both (i) an operating lease for financial accounting purposes and (ii) a financing lease for tax purposes (i.e., a “synthetic lease”) as the same would be determined in accordance with GAAP and other pronouncements interpretations and guidance of the Financial Accounting Standards Board as in effect at the Effective Time, without regard to any amendments thereto, (b) Obligations of such Person in respect of transactions entered into by such Person, the proceeds from which would be reflected on the financial statements of such Person in accordance with GAAP as cash flows from financings at the time such transaction was entered into (other than as a result of the issuance of shares of capital stock or other equity interests) and (c) Obligations of such Person in respect of other transactions entered into by such Person that are not otherwise addressed in the definition of “Indebtedness” or in clause (a) or (b) above that are intended to function primarily as a borrowing of funds (including, without limitation, any minority interest transactions that function primarily as a borrowing).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Tax Returns” means all returns, elections filings, forms, and any other documents (whether in electronic, tangible or any other form whatsoever) made, prepared or filed, or to be made, prepared or filed in respect of Taxes.

“Total Voting Power” means, with respect to any Person, the total number of votes which holders of securities having the ordinary power to vote, in the absence of contingencies, are entitled to cast in the election of directors of such Person.

“Trademarks” means all trademarks (including service marks), federal and state trademark registrations and applications made by the Obligors, common law trademarks and trade names owned by or assigned to the Obligors, all registrations and applications for the foregoing and all exclusive and nonexclusive licenses from third parties of the right to use trademarks of such third parties, including the registrations, applications, unregistered trademarks, service marks and licenses listed on Schedule 5.05, along with any and all (a) renewals thereof, (b) income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including damages, claims and payments for past or future infringements thereof, (c) rights to sue for past, present and future infringements thereof, and (d) foreign trademarks, trademark registrations, and trade name applications for any thereof and any other rights corresponding thereto throughout the world.

“TIA” means the Trust Indenture Act of 1939, as in effect on the date on which this Indenture is qualified under the TIA.

“Triumph” means Triumph Learning, LLC, a Delaware limited liability company.

“Trustee” means Wells Fargo Bank, N.A., until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“UK Subsidiary” means W.F. Howes Limited, a company incorporated under the laws of England and Wales with registered number 03662159.

“U.S. Dollars” or “$” refers to lawful money of the United States of America.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Wholly Owned Subsidiary” means, with respect to any Person at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing 100% of the equity or ordinary voting power (other than directors’ qualifying shares) or, in the case of a partnership, 100% of the general partnership interests are, as of such date, directly or indirectly owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

Section 1.02        Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security Holder” means a Holder of a Note;

“indenture” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes means the Issuer and any successor obligor upon the Notes.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by Commission rule under the TIA have the meanings so assigned to them.

Section 1.03        Rules of Construction.

(a)           Unless the context otherwise requires:

(i)           a term has the meaning assigned to it;

(ii)          an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(iii)         “or” is not exclusive;

(iv)         words in the singular include the plural, and in the plural include the singular;

(v)          provisions apply to successive events and transactions; and

(vi)         references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the Commission from time to time.

ARTICLE TWO
THE NOTES

Section 2.01         Form and Dating.

(a)           General.  The Notes and the Trustee’s authentication thereof shall be substantially in the form of Exhibit A hereto.  The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage.  Each Note shall be dated the date of its authentication.  The Notes shall be issued in registered, global form without interest coupons and only shall be in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.  However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b)           Global Notes.  Notes issued in global form shall be substantially in the form of Exhibit A attached hereto (and shall include the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.  Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee in accordance with instructions given by the Holder thereof as required by Section 2.07 hereof.

Section 2.02         Execution and Authentication.

Two Officers of the Issuer shall sign the Notes for the Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of the Trustee.  Such signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The aggregate principal amount of Notes which may be authenticated and delivered under this Indenture is unlimited.  The Issuer may, subject to Article Four of this Indenture and applicable law, issue Additional Notes under this Indenture.  The Notes issued on the Issue Date and any Additional Notes subsequently issued shall be treated as a single class for all purposes under this Indenture.

The Trustee shall, upon a written order of the Issuer signed by two Officers of the Issuer (an “Authentication Order”), authenticate Notes for original issue on the date hereof of $[●].  At any time and from time to time after the execution of this Indenture, the Trustee shall, upon receipt of an Authentication Order, authenticate Notes for original issue in aggregate principal amount specified in such Authentication Order.  The Authentication Order shall specify the amount of Notes to be authenticated and the date on which the Notes are to be authenticated.

The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes.  An authenticating agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.

Section 2.03         Methods of Receiving Payments on the Notes.

If a Holder has given wire transfer instructions to the Issuer, the Issuer shall pay, or cause the Paying Agent to pay, all principal, interest and premium and Additional Amounts, if any, on that Holder’s Notes in accordance with those instructions.  All other payments on Notes shall be made at the office or agency of the Paying Agent and Registrar unless the Issuer elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Section 2.04         Registrar and Paying Agent.

(a)           The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”).  The Registrar shall keep a register of the Notes and of their transfer and exchange.  The Issuer may appoint one or more co-registrars and one or more additional paying agents.  The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent.  The Issuer may change any Paying Agent or Registrar without prior notice to any Holder.  The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture.  If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such.  The Issuer, the Parent or any of their respective Subsidiaries may act as Paying Agent or Registrar.

(b)           The Issuer initially appoints DTC to act as Depositary with respect to the Global Notes.

(c)           The Issuer initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

Section 2.05         Paying Agent to Hold Money in Trust.

The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and shall notify the Trustee of any default by the Issuer in making any such payment.  While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee.  The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee.  Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or one of the other Obligors) shall have no further liability for the money.  If the Issuer, the Parent, or one of their respective Subsidiaries acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent.  Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Parent or any of their respective Subsidiaries, the Trustee shall serve as Paying Agent for the Notes.

Section 2.06         Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a).  If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Issuer shall otherwise comply with TIA § 312(a).

Section 2.07         Transfer and Exchange.

(a)           Transfer and Exchange of Global Notes.  A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.  All Global Notes are exchangeable by the Issuer for Definitive Notes if (i) DTC (A) notifies the Issuer that it is unwilling or unable to continue as Depositary for the Global Notes and the Issuer fails to appoint a successor Depositary or that it (B) has ceased to be a clearing agency registered under the Exchange Act and the Issuer fails to appoint a successor Depositary; (ii) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes; or (iii) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes.  Upon the occurrence of any of the preceding events in (i), (ii) or (iii) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee.  Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.08 and 2.11 hereof.  Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.07 or Section 2.08 or 2.11 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note.  A Global Note may not be exchanged for another Note other than as provided in this Section 2.07(a); however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.07(b) or (c) hereof.

(b)           Transfer and Exchange of Beneficial Interests in the Global Notes.  The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures.  Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i)           Transfer of Beneficial Interests in Global Notes.  Beneficial interests in any Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in a Global Note.  No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.07(b)(i).

(ii)           All Other Transfers and Exchanges of Beneficial Interests in Global Notes.  In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.07(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above.  Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount at maturity of the relevant Global Notes pursuant to Section 2.07(g) hereof.

(c)           Transfer or Exchange of Beneficial Interests in Global Notes for Definitive Notes.  If any Holder of a beneficial interest in a Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.07(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.07(g) hereof, and the Issuer shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount.  Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.07(c) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant.  The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered.

(d)           Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes.  A Holder of an Definitive Note may exchange such Note for a beneficial interest in a Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time.  Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes.

(e)           Transfer and Exchange of Definitive Notes for Definitive Notes.  Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.07(e), the Registrar shall register the transfer or exchange of Definitive Notes.  Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing.

(f)           Global Note Legend.  Each Global Note shall bear a legend in substantially the following form:

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07(a) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.07(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO THE SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.

(g)           Cancellation and/or Adjustment of Global Notes.  At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.12 hereof.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h)          General Provisions Relating to Transfers and Exchanges.

(i)           To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon the Issuer’s order or at the Registrar’s request.

(ii)          No service charge shall be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.11, 3.06, 3.07, 3.08 and 9.05 hereof).

(iii)         The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv)         All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid and legally binding obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v)          The Issuer shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(vi)         Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(vii)        The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(viii)       All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.07 to effect a registration of transfer or exchange may be submitted by facsimile or electronic transmission with the original to follow by first class mail.

Section 2.08         Replacement Notes.

(a)           If any mutilated Note is surrendered to the Trustee or the Issuer and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met.  If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced.  The Issuer may charge for its expenses in replacing a Note.

(b)           Every replacement Note is an additional obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.09         Outstanding Notes.

(a)           The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section as not outstanding.  Except as set forth in Section 2.10 hereof, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

(b)           If a Note is replaced pursuant to Section 2.08 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

(c)           If the principal amount of any Note is considered paid under Section 4A.14 hereof, it ceases to be outstanding and interest on it ceases to accrue.

(d)           If the Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any of the foregoing) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.10         Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or the Parent or any of their respective Subsidiaries, shall be considered as though not outstanding (but, to the fullest extent permitted by the TIA, Notes owned or held by any other Affiliate of the Issuer or the Parent shall be deemed to be outstanding for all purposes under this Indenture), except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned shall be so disregarded.

Section 2.11         Temporary Notes.

(a)           Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes.  Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee.  Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

(b)           Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

Section 2.12         Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation.  The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of canceled Notes in accordance with its procedures for the disposition of canceled securities in effect as of the date of such disposition (subject to the record retention requirement of the Exchange Act).  Certification of the disposition of all canceled Notes shall be delivered to the Issuer.  The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.13         Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4A.14 hereof.  The Issuer shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment.  The Issuer shall fix or cause to be fixed each such special record date and payment date, provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest.  At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall deliver or cause to be delivered to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.14         CUSIP Numbers.

The Issuer in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers.  The Issuer shall promptly notify the Trustee of any change in the “CUSIP” numbers.

ARTICLE THREE
REDEMPTION

Section 3.01         Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof or the Issuer is required to redeem Notes pursuant to the mandatory redemption provisions of Section 3.08 hereof, in either case, it shall furnish to the Trustee, at least 10 Business Days but not more than 30 Business Days before a redemption date, an Officers’ Certificate setting forth (i) the Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price.

Section 3.02         Selection of Notes to Be Redeemed.

(a)           If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes for redemption as follows (i) if the Notes are listed on any national securities exchange, in compliance with the requirements of such principal national securities exchange, or, (ii) if the Notes are not so listed, on a pro rata basis, subject to adjustments so that no Notes of $1,000 or less will be redeemed in part.

(b)           The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed.  No Notes in amounts of $1,000 or less shall be redeemed in part.  Notes and portions of Notes selected shall be in amounts of $1,000 or whole multiples of $1,000; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed.  Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03         Notice of Redemption.

(a)           At least 10 Business Days but not more than 30 Business Days before a redemption date, the Issuer shall deliver or cause to be delivered, by first class mail or electronic transmission, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address.

The notice shall identify the Notes to be redeemed and shall state:

(i)           the redemption date;

(ii)          the redemption price;

(iii)         if any Note is being redeemed in part only, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a Note in principal amount equal to the unredeemed portion of the original Note shall be issued in the name of the Holder thereof upon cancellation of the original Note;

(iv)        the name and address of the Paying Agent;

(v)         that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price and become due on the date fixed for redemption;

(vi)        that, unless the Issuer defaults in making such redemption payment, interest, if any, on Notes called for redemption ceases to accrue on and after the redemption date;

(vii)       the paragraph of the Notes and/or the Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(viii)      that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

(b)           At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at its expense; provided, however, that the Issuer shall have delivered to the Trustee, at least 15 Business Days prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.  The notice, if delivered in the manner provided herein shall be presumed to have been given, whether or not the Holder receives such notice.

Section 3.04         Effect of Notice of Redemption.

Once notice of redemption is delivered in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price.  A notice of redemption may be conditional provided that any preconditions to a redemption shall be set forth in the notice of redemption.  If one or more conditions specified with respect to a redemption are not satisfied or waived, the date of redemption shall be deemed not to have occurred for all purposes of this Indenture and the Issuer shall give written notice of such non-occurrence to the Holders of the applicable Notes and to the Trustee.

Section 3.05         Deposit of Redemption Price.

(a)           One Business Day prior to the redemption date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued interest on all Notes to be redeemed on that date and all Additional Amounts, if any.  The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued interest on, all Notes to be redeemed.

(b)           If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption.  If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date.  If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4A.14 hereof.

Section 3.06         Notes Redeemed in Part.

Upon surrender and cancellation of a Note that is redeemed in part, the Issuer shall issue and the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed portion of the Note surrendered.  No Notes in denominations of $1,000 or less shall be redeemed in part.

Section 3.07         Optional Redemption.

(a)           At any time the Issuer may redeem all or a part of the Notes upon not less than 10 Business Days’ nor more than 30 Business Days’ prior notice to the Holders, at the redemption prices set forth below (expressed as percentages of principal amount), plus accrued and unpaid interest and Additional Amounts, if any, on the Notes to be redeemed to the date of redemption (subject to the right of Holders on the relevant record date to receive interest due on the related interest payment date), if redeemed during the twelve-month period beginning on [●] of the years indicated below:

Year	Percentage
2010	101.00%
2011	101.00%
2012 and thereafter	100.00%

(b)          Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08         Mandatory Redemption.

(a)          The Issuer shall be obligated to redeem the Notes as follows:

(i)           Incurrence of Indebtedness:  If after the Issue Date any Obligor incurs Indebtedness under clause (g) of Section 4B.01 hereof, the Issuer shall, within 15 Business Days after the date of such incurrence, redeem an aggregate principal amount of Notes equal to (x) 50% of the amount of Net Cash Proceeds received by any Obligor from the incurrence of the first $7.0 million aggregate principal amount of such Subordinated Indebtedness (rounded down to the nearest $1,000 principal amount) and (y) 100% of the amount of the Net Cash Proceeds received by any Obligor from the incurrence of Subordinated Indebtedness in excess of $7.0 million aggregate principal amount (rounded down to the nearest $1,000 principal amount) at a redemption price equal to 100% of the principal amount of Notes to be redeemed, plus accrued and unpaid interest and Additional Amounts, if any, thereon to the redemption date.

(ii)           Issuance or Sale Equity Securities.  If any Obligor issues or sells equity securities (other than (w) the issuance by Parent of the New Common Stock or the Exit Warrants as of the Effective Time pursuant to the Plan and the issuance of shares of New Common Stock of Parent upon the “cashless exercise” of Exit Warrants pursuant to the terms of the Exit Warrants, (x) the issuance of equity securities in the Rights Offering, (y) the issuance of Qualified Equity Interests of Parent in connection with stock options or the exercise of employee compensation under any employee benefit or incentive plan or similar arrangement, (z) any issuance of Qualified Equity Interests of Parent permitted under Section 4B.06(b) hereof), the Issuer shall, within 15 Business Days after the date of the issuance of such equity securities, redeem an aggregate principal amount of Notes equal to 50% of the amount of the Net Cash Proceeds received by any Obligor from such issuance of equity securities (rounded down to the nearest $1,000 principal amount) at a redemption price equal to 100% of the principal amount of Notes to be redeemed, plus accrued and unpaid interest and Additional Amounts, if any, thereon to the redemption date.  Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing either before or after giving effect thereto, the Issuer shall not be required to redeem any Notes pursuant to this Section 3.08(a)(ii) with respect to the first $10.0 million of Net Cash Proceeds received by the Obligors from the issuance of Qualified Equity Interests of Parent to the extent that such Net Cash Proceeds are used to make a Permitted Acquisition, Capital Expenditures permitted by this Indenture or for general corporate purposes.

(iii)           Sale of Assets.  If after the Issue Date any Obligor consummates a Disposition (other than Dispositions permitted by Section 4B.04(c)(ii) hereof and Dispositions permitted by Section 4B.04(b) hereof), the Issuer shall or shall cause the applicable Obligor to apply the Net Cash Proceeds received from such Disposition (x) within 180 days after such receipt, to make a Permitted Acquisition, to replace the assets disposed of by the Obligors in the Dispositions or make a Capital Expenditure permitted by this Indenture; provided that the aggregate amount of Net Cash Proceeds that may be applied pursuant to this sub-clause (x) since the date of this Indenture shall not exceed $5 million in the aggregate and (y) to the extent such Net Cash Proceeds are not applied within such 180-day period in the manner provided in the preceding clause (x) (any such remaining Net Cash Proceeds referred to herein as “Excess Asset Sale Proceeds”), to redeem an aggregate principal amount of Notes equal to 100% of the amount of such Excess Asset Sale Proceeds (rounded down to the nearest $1,000 principal amount), within 15 Business Days after such 180th day (subject to Section 3.08(b) hereof), at a redemption price equal to 100% of the principal amount of Notes to be redeemed, plus accrued and unpaid interest and Additional Amounts, if any, thereon to the redemption date.

(iv)           Proceeds of Casualty Events.  Upon the receipt after the Issue Date by the Collateral Trustee or the Obligors of the proceeds of insurance, a condemnation award or other compensation in respect of any Casualty Event affecting any property of the Obligors, the Issuer shall or shall cause the applicable Obligor to apply the Net Cash Proceeds received in respect of any Casualty Event (x) within 180 days after such receipt, to make a Permitted Acquisition, to replace the assets that were the subject of the Casualty Event or make a Capital Expenditure permitted by this Indenture and (y) to the extent such Net Cash Proceeds are not applied within such 180-day period in the manner provided in the preceding clause (x) (any such remaining Net Cash Proceeds referred to herein as “Excess Casualty Event Proceeds”), the Issuer shall, within 15 Business Days after such 360th day (subject to Section 3.08(b) hereof), redeem an aggregate principal amount of Notes equal to 100% of the amount of such Excess Casualty Event Proceeds (rounded down to the nearest $1,000 principal amount) at a redemption price equal to 100% of the principal amount of Notes to be redeemed, plus accrued and unpaid interest and Additional Amounts, if any, thereon to the redemption date.

(v)           Extraordinary Receipts.  Upon the receipt after the Issue Date by any Obligors of any Extraordinary Receipts (other than (A) proceeds from any key man life insurance policy not constituting Collateral, (B) liability insurance proceeds which are payable to a third party as a result of any liability of an Obligor, (C) workers’ compensation insurance, directors’ and officers’ insurance and health insurance payable to workers, directors, officers or employees and (D) proceeds from business interruption insurance), the Issuer shall, within 15 Business Days of receipt of such Extraordinary Receipts (subject to Section 3.08(b) hereof), redeem the Notes in an aggregate principal amount equal to 100% of such Extraordinary Receipts (rounded down to the nearest $1,000 principal amount) at a redemption price equal to 100% of the principal amount of Notes to be redeemed, plus accrued and unpaid interest and Additional Amounts, if any, thereon to the redemption date.  Notwithstanding the foregoing, as long as no Event of Default shall have occurred and be continuing or otherwise arises as a result thereof, the Issuer shall not be required to redeem any Notes pursuant to this Section 3.08(a)(v) with respect to the first $500,000 of Extraordinary Receipts received by the Obligors in the aggregate to the extent that such Extraordinary Receipts are utilized for working capital purposes, to make Capital Expenditures permitted by this Indenture and for other purposes not prohibited by this Agreement within 180 days after the date of the receipt thereof.

(vi)           Change of Control.  Within 30 Business Days after the occurrence of a Change of Control, the Issuer shall redeem all of the Notes at a redemption price equal to 101% of the principal amount of Notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

(b)           In the event the Issuer is required to redeem all or any part of the Notes pursuant to clauses (iii), (iv) or (v) of Section 3.08(a) hereof, notwithstanding the foregoing provisions, the Issuer will not be required to redeem the Notes until the amount of Net Cash Proceeds that is required to be used to redeem the Notes pursuant to all such clauses is at least $1 million in the aggregate, and in the event that any redemption of the Notes that is required to be made pursuant to any such clause is not made within the time period set forth in such clause due to the provisions of this Section 3.08(b), the Issuer shall (i) segregate and escrow such Net Cash Proceeds until they are used to redeem the Notes and (ii) redeem the Notes within 15 Business Days after the first date on which the amount of Net Cash Proceeds that is required to be used to redeem the Notes pursuant to all such clauses in the aggregate is at least $1 million.

(c)           If any redemption is required to be made in accordance with the terms of this Section 3.08, then such redemption shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof; provided, however, that the Issuer need not issue the notices to the Trustee or otherwise comply with any of the other procedures set forth in Section 3.01 through 3.06 until such time as the payment requirement has affirmatively occurred pursuant to this Section 3.08.  For the avoidance of doubt, any notice periods or procedural periods set forth in Sections 3.01 through 3.06 shall be in addition to and not in lieu of the reinvestment and other time periods set forth in this Section 3.08 such that they shall run in a consecutive and not in a concurrent manner.

(d)           To the extent the Issuer is required to redeem Notes pursuant to this Section 3.08 and is also required to redeem Second Lien Notes pursuant to similar redemption provisions in the Second Lien Indenture, any funds deposited with the Trustee shall first be applied to redeem the Notes in full before any such funds are applied to redeem any Second Lien Notes.

ARTICLE FOUR
A. AFFIRMATIVE COVENANTS

Until the Notes issued under this Indenture are no longer outstanding, each Obligor (as to itself and each other Obligor) covenants and agrees that:

Section 4A.01.     Financial Statements and Other Information.

The Obligors (i) will furnish to the Trustee and each Holder the information described in clauses (a), (c) and (d) below within the time periods set forth therein and (ii) will furnish or make available through reasonable website procedures to beneficial owners of the Notes and, upon request, to prospective investors in the Notes the information described in clauses (a) through (e) below, provided that in the case of clause (b) below the Company may require the recipient of such information to agree to keep such information confidential pursuant to reasonable confidentiality provisions:

(a)           as soon as available and in any event (x) with respect to the fiscal year ended December 31, 2009, by the later of (A) the date that is 120 days after the end of such fiscal year and (B) the date that is 120 days after the Effective Time and (y) with respect to each fiscal year after December 31, 2009, 120 days after the end of such fiscal year:

(i)           audited Consolidated statements of operations, shareholders’ equity and cash flows of Parent for such fiscal year and the related Consolidated balance sheets of Parent as at the end of such fiscal year, setting forth in each case in comparative form the corresponding Consolidated figures for the preceding fiscal year, which financial statements shall include in the footnotes thereto, among other things, the information required by Rule 3-10 of Regulation S-X under the Exchange Act; provided however, the Obligors shall not be required to comply with Rule 3-16 of Regulation S-X under the Exchange Act;

(ii)           an opinion of J.H. Cohn LLP or any other independent certified public accountants of recognized international standing (and except as otherwise set forth on Schedule 4A.01, without any qualification or exception as to the scope of such audit) stating that such audited consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Parent and its Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP; and

(iii)         a management discussion and analysis that includes a comparison to budget for that fiscal year, and a comparison of performance for that fiscal year to the prior fiscal year;

(b)           as soon as available and in any event (x) with respect to the fiscal year ended December 31, 2009, by the later of (A) the date that is 45 days after the end of such fiscal year and (B) the date that is 45 days after the Effective Time and (y) with respect to each fiscal year after December 31, 2009, within 45 days of the end of such fiscal year, unaudited Consolidated statements of operations, shareholders’ equity and cash flows of Parent for such fiscal year and the related Consolidated balance sheets of Parent as at the end of such fiscal year, setting forth in each case in comparative form the corresponding Consolidated figures for the preceding fiscal year, which financial statements need not include footnotes thereto and shall be subject to further year end audit adjustments;

(c)           as soon as available and in any event prior to the date that is (x) with respect to the fiscal quarter in which the Effective Time occurs, the date that is 75 days after the end of such quarter and (y) with respect to each fiscal quarter thereafter, 45 days after the end of such fiscal quarter (excluding, in each case, the fourth fiscal quarter of each fiscal year):

(i)           Consolidated statements of operations, shareholders’ equity and cash flows of Parent for such fiscal quarter and for the period from the beginning of the respective fiscal year to the end of such fiscal quarter, and the related Consolidated balance sheets of Parent at the end of such period, setting forth in each case in comparative form the corresponding Consolidated figures for the corresponding period in the preceding fiscal year, which financial statements shall include in the footnotes thereto, among other things, the information required by Rule 3-10 of Regulation S-X under the Exchange Act;

(ii)          a certificate of a Designated Financial Officer, which certificate shall state that said Consolidated financial statements referred to in the preceding clause (i) fairly present in all material respects the Consolidated financial condition and results of operations of Parent, in each case in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments;

(iii)         a management discussion and analysis that includes a comparison to budget for that fiscal quarter, and a comparison of performance for that fiscal quarter to the corresponding period in the prior year;

(d)          as soon as available and in any event (i) upon the date on which the quarterly financial statements for each fiscal quarter are required to be delivered pursuant to Section 4A.01(b) hereof, a Compliance Certificate duly executed by a Designated Financial Officer with respect to such quarterly financial statements, and (ii) upon the dates on which the annual financial statements for each fiscal year are required to be delivered pursuant to Section 4A.01(a) hereof, a Compliance Certificate duly executed by a Designated Financial Officer with respect to such annual financial statements; and

(e)           In addition, the Issuer shall, for so long as any Notes remain outstanding, (i) comply with the current public information requirements set forth under Rule 144(c) promulgated under the Securities Act in order to allow any Holders that are Affiliates of the Issue to be able to sell their Notes in accordance with Rule 144 and (ii) furnish to the Holders  and to prospective investors in the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Section 4A.02.     Notices of Material Events.

The Obligors will furnish to the Trustee and each Holder prompt written notice, and in any event within five Business Days of occurrence, of the following and will make available to beneficial owners of the Notes through reasonable website procedures:

(a)           the occurrence of any Default;

(b)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Obligor that would reasonably be expected to result in a Material Adverse Effect if adversely determined;

(c)           the occurrence of any ERISA Event related to any Plan or Foreign Plan of any Obligor or Subsidiary or Knowledge of any ERISA Event related to a Plan or Foreign Plan of any other ERISA Affiliate that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of the Obligors or their Subsidiaries in an aggregate amount exceeding $50,000; and

(d)           any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 4A.02 shall be accompanied by a statement of two Designated Financial Officers setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 4A.03.     Existence; Conduct of Business.

The Obligors shall, and shall cause each of their Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges and franchises material to the conduct of its business, except, in the case of this clause (b), such as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or any discontinuance or sale of such business permitted under Section 4B.04.

Section 4A.04.     Payment of Obligations.

(a)           The Obligors shall, and shall cause each of their Subsidiaries to, pay its obligations, excluding Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Obligor or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment would not reasonably be expected to result in a Material Adverse Effect.

(b)           The Obligors shall, and shall cause each of their Subsidiaries to, duly and timely file all Tax Returns required to be filed and shall duly and timely pay or cause to be paid all Taxes due except when and so long as (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Obligor or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 4A.05.     Maintenance of Properties; Insurance.  The Obligors shall, and shall cause each of their Subsidiaries to:

(a)           keep and maintain all Property material to the conduct of its business in good working order and condition (for the purpose for which it is used), ordinary wear and tear and immaterial loss from casualty and condemnation excepted, and will from time to time make or cause to be made all appropriate repairs, renewals and replacements thereof except where failure to do so would not materially adversely affect the use of the Property; and

(b)           maintain insurance, with financially sound and reputable insurance companies, as may be required by law and such other insurance in such amounts and against such risks as are customarily maintained by similarly sized companies engaged in the same or similar businesses operating in the same or similar locations, including business interruption insurance, product liability insurance and, in the event that any Collateral is located in any area that has been designated by the Federal Emergency Management Agency as a “Special Flood Hazard Area,” flood insurance on such Collateral; provided, however, that the Trustee agrees that the Obligors’ insurance policies and coverage levels existing as of the Effective Time are satisfactory to the Collateral Trustee as of the Effective Time.  Without limiting the generality of the foregoing, the Obligors shall, and shall cause each of their Subsidiaries to, maintain or cause to be maintained replacement value casualty insurance on the Collateral or any other assets with a fair market value of $1.5 million or greater under such policies of insurance, in each case with such insurance companies, in such amounts, with such deductibles, and covering such terms and risks as are at all times satisfactory to the Collateral Trustee in its commercially reasonable judgment.  All general liability and other liability policies with respect to any Obligor shall name the Collateral Trustee for the benefit of the Holders as an additional insured thereunder as its interests may appear, and all business interruption and casualty insurance policies shall contain a loss payable clause or endorsement, satisfactory in form and substance to the Collateral Trustee that names the Collateral Trustee for the benefit of the Holders as the loss payee thereunder.  The Obligors shall use commercially reasonable efforts to cause all policies of insurance to provide that the insurer shall endeavor to provide at least 30 days prior written notice to the Collateral Trustee of any modifications or cancellation of such policy.

Section 4A.06.     Books and Records; Teleconference Call with Holders.

(a)           The Obligors shall, and shall cause each of their Subsidiaries to, keep proper books of record and account in which entries are made of all dealings and transactions in relation to its business and activities which fairly record in all material respects such transactions and activities.

(b)           Within 120 days after the end of each fiscal year and within 60 days after the end of each fiscal quarter, the Obligors will hold a teleconference meeting open to all Holders of the Notes at which the business, results of operations and financial conditions of the Obligors will be discussed.

Section 4A.07.     Fiscal Year.

The fiscal year of the Obligors ends on December 31 of each year and, to enable the ready and consistent determination of compliance with the covenants set forth in Section 4B.10 hereof, the Obligors shall, and shall cause each of their Subsidiaries to, maintain such fiscal year and its existing method of determining the last day of the first three fiscal quarters in each fiscal year.

Section 4A.08.     Compliance with Laws.

The Obligors shall, and shall cause each of their Subsidiaries to, comply with (i) all permits, licenses and authorizations, including environmental permits, licenses and authorizations, issued by a Governmental Authority, except to the extent that any failure to comply therewith would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (ii) all laws, rules, regulations and orders including Environmental Laws, all OFAC Regulations, the Trading with the Enemy Act, the FAC Regulations, the USA Patriot Act of 2001 and the FCPA, of any Governmental Authority, except to the extent that any failure to comply therewith would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect and (iii) all contractual obligations, in each case applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 4A.09.     Certain Obligations Respecting Subsidiaries.

(a)           The Obligors shall, and shall cause each of their Subsidiaries to, take such action from time to time as shall be reasonably necessary to ensure that the percentage of the issued and outstanding shares of capital stock of any class or character owned by it in any Subsidiary on the date hereof is not at any time decreased; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or any discontinuance or sale of such business permitted under Section 4B.04 hereof.

(b)           In the event that the Obligors form or acquire any Domestic Subsidiary (or a Subsidiary organized under the laws of one of the provinces of Canada (other than Quebec), the United Kingdom or Australia in accordance with Section 4B.04 hereof) after the Issue Date, this Section 4A.09(b) shall be applicable and the Obligor forming or acquiring such Subsidiary will take or cause to be taken the following actions:  as soon as possible but in any case not later than 20 days after the date on which such Subsidiary is created (or, in the case of the acquisition of any such Subsidiary, concurrently with the consummation of such acquisition) (x) cause such Subsidiary to (A) execute and deliver to the Trustee a supplement to this Indenture in the form of Exhibit B hereto and thereby become a Guarantor hereunder, (B) execute and deliver to the Collateral Trustee a counterpart to the Security Agreement and thereby become a party thereto as an additional “Grantor” thereunder and grant to the Collateral Trustee a First Priority Lien on all “Collateral” of such Subsidiary thereunder, (C) take such other action as shall be necessary to create and perfect valid and enforceable First Priority Liens, subject to Permitted Liens, in favor of the Collateral Trustee on all or substantially all of the assets of such Subsidiary consistent with the provisions of this Indenture and the applicable other First Lien Security Documents and (D) deliver proof of corporate action, incumbency of officers and other documents and opinions as is consistent with those delivered by the Issuer and the Obligors on the Issue Date pursuant to Section 8.01 hereof and (y) execute and deliver to the Collateral Trustee such pledge agreements or such addenda or amendments to the Security Agreement and take such other actions (including delivering the certificates representing such shares of stock or other equity interests to the Collateral Trustee) as shall be reasonably necessary to create and perfect valid and enforceable First Priority Liens in favor of the Collateral Trustee on all of the issued and outstanding stock or other equity interests of such Subsidiary, all of the foregoing to be in form and substance reasonably satisfactory to the Collateral Trustee.

(c)           During the first 90 day period following the effective date hereof, the Required Holders shall have the option to elect that the UK Subsidiary become an Obligor hereunder.  This option shall be exercisable upon delivery of notice by the Trustee, on behalf of the Required Holders, to the Issuer hereunder.  Upon delivery of such notice, the Issuer shall have 45 days from the date of receipt of such notice to take the actions set forth in Section 4A.09(b).

Section 4A.10.     ERISA.

Except where a failure to comply with any of the following, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) the Obligors will maintain, and cause each ERISA Affiliate to maintain, each Plan in compliance with all applicable requirements of ERISA and of the Code and with all applicable rulings and regulations issued under the provisions of ERISA and of the Code, (ii) the Obligors will not and, to the extent authorized, will not permit any of the ERISA Affiliates to (a) engage in any transaction with respect to any Plan which would reasonably be expected to subject any Obligor to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, (b) fail to make full payment when due of all amounts which, under the provisions of any Plan, any Obligor or any ERISA Affiliate is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency (as such term is defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect to any Pension Plan or (c) fail to make any payments to any Multiemployer Plan that any Obligor or any of the ERISA Affiliates may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto and (iii) the Obligors will maintain, and will cause each Subsidiary to maintain, each Foreign Plan in compliance with the terms thereof and all requirements of applicable law.

Section 4A.11.     Environmental Matters; Reporting.

The Obligors shall, and shall cause each of their Subsidiaries to, observe and comply with, and cause each Subsidiary to observe and comply with all Environmental Law, except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.  The Obligors will give the Trustee prompt written notice of any violation as to any Environmental Law by any Obligor and of the commencement of any judicial or administrative proceeding relating to Environmental Laws which shall, or would reasonably be expected to, have a Material Adverse Effect.

Section 4A.12.     Matters Relating to Additional Real Property Collateral.

(a)           From and after the Issue Date, in the event that any Obligor acquires any Material Owned Property or Material Leasehold Property (each such Property, an “Additional Mortgaged Property”), such Obligor shall, at its sole cost and expense, as soon as reasonably practicable after the acquisition of such Additional Mortgaged Property, but in no event later than 60 days after the acquisition thereof, deliver to Collateral Trustee:

(i)            a fully executed and notarized Mortgage (an “Additional Mortgage”) with respect to the Additional Mortgaged Property, in form suitable for filing or recording in all applicable filing or recording offices that the Collateral Trustee may deem reasonably necessary in order to create a valid First Priority Lien, subject to Permitted Liens, in favor of the Collateral Trustee for the benefit of the Holders of the Notes, and evidence that all applicable filing and recording taxes and fees have been paid;

(ii)            a fully paid American Land Title Association Lender’s Extended Coverage (to the extent commercially reasonable and/or available) title insurance policy (a “Mortgage Policy”) in respect of the Additional Mortgaged Property subject to the Additional Mortgage in form and substance, with endorsements (to the extent available at customary rates) and in amounts reasonably acceptable to the Collateral Trustee, issued by a nationally-recognized title insurer, insuring the Additional Mortgage to be a valid First Priority Lien on the property described therein, free and clear of all defects and encumbrances, excepting only Permitted Liens, and providing for such other affirmative insurance as the Collateral Trustee may deem reasonably necessary;

(iii)           to the extent required for issuance of a Mortgage Policy containing customary coverage for survey matters, American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, certified to the Collateral Trustee for the benefit of the Holders and the issuer of the Mortgage Policy in a manner reasonably satisfactory to the Collateral Trustee by a land surveyor duly registered and licensed in the state in which the Additional Mortgaged Property is located and reasonably acceptable to the Collateral Trustee;

(iv)            evidence that the insurance required by Section 4A.05 hereof has been obtained with respect to the Additional Mortgaged Property;

(v)           a favorable opinion of local counsel to the respective Obligor or Subsidiary of Obligor, as the case may be, in the state in which the Additional Mortgaged Property is located, with respect to the due execution and delivery, authorization, creation, enforceability and perfection of the Additional Mortgage on the Additional Mortgaged Property and any related fixture filings, and such other matters related thereto as the Collateral Trustee may reasonably request, in form and substance reasonably satisfactory to the Collateral Trustee;

(vi)           evidence that the Additional Mortgaged Property is not located in an area identified by the Federal Emergency Management Agency as having special flood hazards, or if the Additional Mortgaged Property or any portion thereof is identified by the Federal Emergency Management Agency as an area having special flood hazards (including, without limitation, those areas designated as Zone A or Zone V), evidence that the flood insurance required under Section 4A.05 hereof has been obtained with respect to the Additional Mortgaged Property;

(vii)           such other consents, agreements and confirmations of lessees, lessors and other parties as the Collateral Trustee may reasonably deem necessary, and evidence that all other actions reasonably requested by the Collateral Trustee that are necessary in order to create a valid First Priority Lien on the property described in the Additional Mortgage has been taken; and

(viii)          upon the reasonable request of the Collateral Trustee, existing environmental and other reports in Issuer’s possession with respect to the Additional Mortgaged Property.

(b)           From and after the Issue Date, in the event that any Obligor enters into any leasehold interest with respect to any real property, such Obligor shall provide prompt written notice thereof to the Collateral Trustee and, if requested by the Collateral Trustee, such Obligor shall deliver promptly to the Collateral Trustee copies of the lease and ancillary documentation relating thereto, and all amendments thereto, between the Obligor and the landlord or tenant, and if such real property constitutes Material Leasehold Property, such Obligor, at its sole cost and expense, shall deliver to Collateral Trustee with respect to such leasehold interest, as soon as reasonably practicable after the entering into the leasehold interest, but in no event later than 60 days after entering into the leasehold interest, a fully executed Landlord’s Waiver and Consent, and where required by the terms of any lease, the consent of the mortgagee, ground lessor or other party.

(c)           If requested by the Required Holders or the Collateral Trustee at the direction of the Required Holders at any time when an Event of Default has occurred and is continuing, the Obligors shall, and shall cause each of their Domestic Subsidiaries to, (i) permit an independent real estate appraiser satisfactory to the Collateral Trustee, upon reasonable notice, to visit and inspect any Mortgaged Property for the purpose of preparing an appraisal of such Mortgaged Property satisfying the requirements of all applicable laws and regulations (in each case to the extent required under such laws and regulations as determined by the Collateral Trustee in its sole discretion) and (ii) deliver or cause to be delivered to the Collateral Trustee reports and other information in form, scope and substance reasonably satisfactory to the Collateral Trustee and prepared by environmental consultants satisfactory to the Collateral Trustee, concerning any environmental hazards or liabilities to which any Obligor may be subject with respect to any Mortgaged Property.  Any appraisal, report or other information referred to in this Section 4A.12(c) which may be requested by the Collateral Trustee or the Required Holders shall be at the sole cost and expense of the Obligors.

Section 4A.13.            Cash Deposits; Bank Accounts and Securities Accounts.

The Obligors shall take all actions necessary to maintain, preserve and protect the rights and interests of the Collateral Trustee with respect to all cash deposits of the Obligors (other than payroll, trust and benefit accounts) and all other proceeds of Collateral.  Without limiting the generality of the foregoing, the Obligors shall cause all lock boxes, bank accounts, deposit accounts and securities accounts (including without limitation, the BNY Concentration Account, but excluding any and all payroll, trust and benefit accounts) of the Obligors to be subject to the control of the Collateral Trustee and enter into, and cause each depository institution or securities intermediary which maintains any lock box, bank account, deposit account or securities account on behalf of any Obligor to enter into, a Control Agreement covering each such lock box, bank account, deposit account or securities account and the Obligors shall open any deposit or other bank account or securities account only with the Collateral Trustee’s prior written consent ; provided that so long as no Default or Event of Default shall have occurred and be continuing, the Obligors shall be permitted to maintain deposit accounts (other than the BNY Concentration Account) not subject to the Collateral Trustee’s control so long as the Obligors are in compliance with Section 4B.05(c) hereof at all times.

Section 4A.14.            Payment of Notes; Additional Amounts.

(a)           The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes.  Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuer, the Parent or one of their respective Subsidiaries, holds as of 11:00 a.m. Eastern Time on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

(b)           The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the Post-Default Rate; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate.

(c)           Break Funding Payments.  In the event of (i) the payment of any principal of any Note (including as a result of an Event of Default) or (ii) the failure to redeem any Note on the date specified in any notice of redemption delivered pursuant to Article Three hereof or that is otherwise required to be redeemed, then, in any such event, the Issuer shall compensate each Holder for the loss, cost and expense attributable to such event, as reasonably determined by such Holder in a manner consistent with its customs and practices.  In the event that any Holder is entitled to receive reimbursement pursuant to this Section 4A.14(c), such Holder shall deliver a reasonably detailed certificate to the Issuer setting forth the amount or amounts that such Holder is entitled to receive, which certificate shall be conclusive absent manifest error.  The Issuer shall pay such Holder such amount or amounts within ten (10) days after receipt of such certificate.

(d)           Taxes.

(i)           Any and all payments by or on account of any Obligations of the Issuer hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Issuer shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (x) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4A.14(d)) all Holders receive an amount equal to the sum they would have received had no such deductions been made, (y) the Issuer shall deduct all indemnified Taxes and Other Taxes (including Indemnified Taxes and Other Taxes applicable to additional sums payable under this Section 4A.14(d)) and (z) the Issuer shall pay the full amount of the Indemnified Taxes and Other Taxes deducted to the relevant Governmental Authority in accordance with applicable law.

(ii)           In addition, the Issuer shall pay all Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(iii)           The Issuer shall indemnify each Holder and each Affiliate of such Holder, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 4A.14(d)) paid by such Holder or Affiliate (and any liabilities, penalties, interest and reasonable expenses arising therefrom, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A reasonably detailed certificate as to the amount of such payment or liability delivered to the Issuer by a Holder, or by the Trustee on behalf of a Holder shall be conclusive absent manifest error.

(iv)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Issuer to a Governmental Authority, the Issuer shall deliver to the Trustee or the Holder, as the case may be, on who’s behalf it paid such Taxes the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Trustee or such Holder.

(v)           Any Foreign Holder that is entitled to an exemption from or reduction of withholding tax under the law of a jurisdiction in which the Issuer is organized, or any treaty to which such jurisdiction is a party, with respect to payments under the Notes or this Indenture shall deliver to the Issuer (with a copy to the Trustee), at the time or times prescribed by applicable law or reasonably requested by the Issuer, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

Section 4A.15.            Maintenance of Office or Agency.

(a)           The Issuer shall maintain an office or agency (which may be an office of the Trustee or an agent of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served.  The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

(b)           The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations.  The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c)           The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.04 of this Indenture.

B. NEGATIVE COVENANTS

Until the Notes issued under this Indenture are no longer outstanding, each Obligor (as to itself and each other Obligor) covenants and agrees that:

Section 4B.01.             Indebtedness.

The Obligors shall not, and shall not permit any of their Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a)           Indebtedness of the Issuer represented by the Notes issued on the Issue Date;

(b)           Existing Debt on the Issue Date which is set forth in Schedule 4B.01 and has been designated on such schedule as Indebtedness that will remain outstanding following the Effective Time,

(c)           Indebtedness of a Domestic Obligor (other than Parent) to any other Obligor;

(d)           Guarantees permitted under Section 4B.03 hereof;

(e)           Indebtedness of the Issuer represented by the Second Lien Notes issued on the Issue Date and any Second Lien Notes issued as “pay-in-kind” interest in accordance with the terms of the Second Lien Notes;

(f)           Indebtedness in respect of Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Obligors are exposed in the conduct of their business or the management of their liabilities and not for speculative purposes;

(g)           Subordinated Indebtedness of the Obligors, provided that (i) at the time of and immediately after giving effect to the incurrence of such Subordinated Indebtedness, no Default shall have occurred and be continuing, (ii) after giving effect to the incurrence of such Subordinated Indebtedness, the Obligors shall be in compliance with the financial covenants set forth in Section 4B.10 hereof on a pro forma basis (recomputed for the most recent period for which financial statements have been delivered under Section 7A.01 hereof to give effect to the incurrence of such Indebtedness as if such Indebtedness had been incurred on the first day of such period), (iii) such Indebtedness shall be unsecured and (iv) the proceeds of such Indebtedness (less any portion thereof required to be applied to redeem the Notes and the Second Lien Notes pursuant to Section 3.08(a)(i)) shall be used by the Obligors to finance Permitted Acquisitions, to fund Capital Expenditures permitted by this Indenture or for working capital purposes of the Obligors;

(h)           Indebtedness consisting of netting services, overdraft protection and similar arrangements in connection with deposit accounts in the ordinary course of business, provided, however, that such Indebtedness is extinguished within fifteen (15) Business Days of its Incurrence;

(i)           Indebtedness consisting of unsecured subordinated promissory notes issued by Parent to directors or employees to finance the purchase or redemption of capital stock of Parent to the extent such purchase or redemption is permitted by Section 4B.06(d) hereof; and

(j)           Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted under clauses (a), (b), (e), (g), (k), (n), (p) or this clause (j) of this Section 4B.01;

(k)           Indebtedness under a revolving credit facility under the Senior Credit Facility in an amount outstanding (including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause) at any one time not to exceed $25.0 million; provided that the  amount borrowed under such revolving credit facility must be repaid within 360 days from the day of borrowing and such amount may not be reborrowed until at least three Business Days later;

(l)           unsecured Indebtedness of any Person acquired pursuant to a Permitted Acquisition and existing at the time of such acquisition and not incurred in contemplation thereof;

(m)           Indebtedness constituting the obligation to make purchase price adjustments, earnout obligations and indemnities in connection with a Permitted Acquisition;

(n)           Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of any Obligor, in an aggregate principal amount (including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (n)) not to exceed $1.0 million any time outstanding;

(o)           Indebtedness, including Indebtedness represented by letters of credit for the account of any Obligor, incurred in respect of workers’ compensation claims, performance, proposal, completion, surety and similar bonds and completion guarantees provided by any Obligor in the ordinary course of business; provided, that the underlying obligation to perform is that of such Obligor; provided further, that such underlying obligation is not in respect of Debt for Borrowed Money; and

(p)           other unsecured Indebtedness not otherwise permitted pursuant to this Section 4B.01 in an aggregate principal amount (including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (p)) not to exceed $1.0 million at any time outstanding.

Section 4B.02.             Liens.

The Obligors shall not, and shall not permit any of their Subsidiaries to, create, incur, assume or permit to exist any Lien on any Property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except (the following being called “Permitted Liens”):

(a)           Liens created in favor of the Collateral Trustee under the Security Documents for the benefit of the Secured Parties;

(b)           any Lien on any property or asset of any Obligor existing on the date hereof and set forth in Schedule 4B.02, provided that (i) such Lien shall not apply to any other property or asset of any Obligor and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals, refinancing and replacements thereof that do not increase the outstanding principal amount thereof;

(c)           Liens imposed by any Governmental Authority for Taxes, assessments or charges not yet delinquent or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the applicable Obligor in accordance with GAAP;

(d)           landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, attorneys’, suppliers’ or other like Liens, and vendors’ Liens imposed by statute or common law not securing the repayment of Indebtedness, arising in the ordinary course of business which are not overdue by more than 60 days or which are being contested in good faith and by appropriate proceedings and Liens securing judgments (including pre judgment attachments) but only to the extent for an amount and for a period not resulting in an Event of Default under Section 6.01 hereof;

(e)           pledges or deposits under worker’s compensation, unemployment insurance and other social security legislation and pledges or deposits to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases (other than capital leases), utility purchase obligations, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f)           easements (including reciprocal easement agreements), licenses, rights-of-way, municipal, building and zoning ordinances and similar charges, utility agreements, covenants, reservations, restrictions, encroachments, charges, encumbrances, title defects or other irregularities that were not incurred in connection with and do not secure the Obligations and do not materially and adversely affect the use of the Property encumbered thereby for its intended purposes or materially detract from the value of the Property encumbered thereby;

(g)           Liens consisting of bankers’ liens and rights of setoff, in each case, arising by operation of law, and Liens on documents presented in letter of credit drawings;

(h)           leases, subleases, licenses and rights-of-use granted to others incurred in the ordinary course of business and that do not materially and adversely affect the use of the Property encumbered thereby for its intended purposes, and any precautionary UCC financing statements filed in connection therewith;

(i)           Liens of a collecting bank arising under Section 4-210 of the UCC on items in the course of collection;

(j)           (i) Liens securing the Indebtedness permitted under Section 4B.01 (n), provided that (x) any such Lien attaches to the subject property concurrently with or within ninety (90) says after acquisition thereof, (y) such Lien attaches only to the subject property and (z) the principal amount of such Indebtedness secured thereby does not exceed 100% of the cost of such property, and (ii) Liens arising from Capital Lease Obligation permitted to exist under this Indenture to the extent such Liens attach only to the property that is the subject of such Capital Lease Obligation;

(k)           Liens securing Indebtedness in respect of Hedging Agreements permitted under Section 4B.01(f);

(l)           Liens on any assets acquired pursuant to a Permitted Acquisition and existing on such assets at the time of acquisition thereof; provided that such Liens were not created in contemplation of such acquisition and do not extend to any assets other than those of the person or assets acquired; and

(m)           Liens securing any Indebtedness that constitutes Permitted Refinancing Indebtedness to the extent the original Indebtedness was secured by Liens or entitled to be secured by Liens pursuant to this Indenture.

Section 4B.03.             Contingent Liabilities.

The Obligors shall not, and shall not permit any of their Subsidiaries to, Guarantee the Indebtedness or other obligations of any Person, or Guarantee the payment of dividends or other distributions upon the stock of, or the earnings of, any Person, except:

(a)           endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(b)           Guarantees and letters of credit in effect on the date hereof which are disclosed in Schedule 4B.01, and any replacements thereof in amounts not exceeding such Guarantees and letters of credit;

(c)           Guarantees of the Notes and the Second Lien Notes issued on the Issue Date and any related Guarantees in favor of the Collateral Trustee for the benefit of the Notes and the Second Lien Notes;

(d)           Guarantees by any Obligor of Indebtedness of any Obligor to the extent such Indebtedness is otherwise permitted by Section 4B.01;

(e)           Guarantees by any Obligor of obligations (other than Indebtedness) of any Obligor to the extent such obligations are permitted or not restricted by this Indenture; and

(f)           unsecured Guarantees by any Obligor of Indebtedness of the Australian Subsidiary not in excess of $1.0 million.

Section 4B.04.             Fundamental Changes; Asset Sales.

(a)           The Obligors shall not, and shall not permit any of their Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).  The Obligors shall not, and shall not permit any of their Subsidiaries to, acquire any business or property from, or capital stock of, or other equity interests in, or be a party to any acquisition of, any Person except for purchases, licenses or leases of property in the ordinary course of business, Investments permitted under Section 4B.05 hereof, Capital Expenditures permitted under Section 4B.10(d) hereof and Permitted Acquisitions.  The Obligors shall not, and shall not permit any of their Subsidiaries to, form or acquire any Subsidiary; provided that (i) the Obligors may form any Domestic Subsidiary so long as the Obligors comply with Section 4A.09 hereof and (ii) the Obligors may form a Subsidiary organized under the laws of one of the provinces of Canada (other than Quebec), the United Kingdom or Australia so long as the Obligors comply with Section 4A.09 hereof.

(b)           The Obligors shall not, and shall not permit any of their Subsidiaries to, convey, sell, lease, transfer or otherwise dispose (including any Disposition) of, in one transaction or a series of transactions, any part of their business or property, whether now owned or hereafter acquired (including receivables, Patents, Trademarks, Copyrights and leasehold interests but excluding (x) obsolete or worn-out tangible property, including leasehold interests (other than Material Leasehold Property), or tools, equipment or other tangible property (other than any Material Leasehold Property or Material Owned Property) no longer used or useful in their business and (y) any inventory or other property (other than receivables) sold or disposed of in the ordinary course of business and on ordinary business terms and (z) any lease or license that has expired in accordance with its terms), provided that the Obligors may sublease real property to the extent such sublease would not interfere with the operation of the business of the Obligors.  The Obligors shall not, and shall not permit any of their Subsidiaries to, offer to issue or issue any capital stock or other equity interests of any Obligor, provided that Parent may issue Qualified Equity Interests so long as (A) the proceeds thereof are applied to redeem the Notes to the extent required by Section 3.08 hereof and (B) no Change of Control results therefrom.

(c)           Notwithstanding the foregoing provisions of this Section 4B.04:

(i)           any Domestic Obligor (other than Parent) may be merged or combined with or into any other Domestic Obligor (other than Parent), provided that if such merger involves the Issuer, (x) the Issuer shall be the surviving entity and (y) no Change of Control shall occur;

(ii)           any Domestic Obligor which is a Subsidiary of the Issuer may sell, lease transfer or otherwise dispose of any or all of its property (upon voluntary liquidation or otherwise) to the Issuer or any other Domestic Obligor which is a Subsidiary of the Issuer;

(iii)           the Obligors may consummate other Dispositions not otherwise permitted by clauses (i) through (ii) of this Section 4B.04(c), provided that the aggregate fair market value of all such assets sold or otherwise disposed does not exceed $500,000; and

(iv)           the Obligors may sell, lease, transfer or otherwise dispose of the property or capital stock (upon voluntary liquidation or otherwise) of any Subsidiary that is not a Material Subsidiary.

Section 4B.05.             Investments; Hedging Agreements; Subsidiary Cash.

(a)           The Obligors shall not, and shall not permit any of their Subsidiaries to, make or permit to remain outstanding any Investment, except:

(i)           (A) Investments existing on the date hereof and set forth on Schedule 4B.05, (B) Investments existing on the date hereof by any Obligor in the equity interests of its Subsidiaries, (C) Investments by Parent in equity interests of the Issuer, (D) Investments by the Issuer in the equity interests of its Subsidiaries that are Domestic Obligors and (E) Investments by Subsidiaries that are not Obligors in other Subsidiaries that are not Obligors;

(ii)           Investments consisting of Guarantees permitted by Section 4B.03 hereof and Indebtedness permitted by Section 4B.01(c) hereof;

(iii)          Permitted Investments;

(iv)          Permitted Acquisitions;

(v)           Checking and deposit accounts with banks used in the ordinary course of business;

(vi)          Investments by the Obligors in the UK Subsidiary or any Subsidiary which is not an Obligor as of the Effective Time in an aggregate amount not to exceed $750,000 and additional Investments by the Obligors in the UK Subsidiary or any Subsidiary which is not an Obligor after the Effective Time, provided that (w) all such Investments made after the Effective Time are made solely in cash, (x) the aggregate amount of all Investments made by the Obligors in the UK Subsidiary and all Subsidiaries that are not Obligors from and after the Effective Time shall not exceed $2,000,000 in the aggregate at any time, (y) all loans by the Obligors to such Subsidiary shall be evidenced by the Intercompany Note, which Intercompany Note (together with any necessary endorsements) shall have been pledged to the Collateral Trustee and delivered to the Collateral Trustee to be held as Collateral and (z) no Default or Event of Default exists or would immediately result after giving effect to such transaction occurring after the Effective Time;

(vii)         Investments consisting of capital stock or debt securities received in satisfaction of disputes or in connection with the bankruptcy or restructuring of a customer;

(viii)        Deposits or pledges permitted under Section 4B.02(e) hereof; and

(ix)           Other Investments made under this clause (ix) at any one time outstanding not to exceed $10 million.

In determining the amount of Investments permitted under this Section 4B.05(a), (A) the amount of any Investment not constituting Indebtedness outstanding at any time shall be the aggregate Investment by the applicable Person, less all dividends or other distributions on equity or returns of capital received by such Person with respect to that particular Investment and (B) the amount of any Investment constituting Indebtedness outstanding at any time shall be the outstanding principal balance of such Indebtedness at such time plus all accrued and unpaid interest thereon.

(b)           The Obligors shall not, and shall not permit any of their Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements permitted by Section 4B.01(f) hereof.

(c)           The Obligors shall not permit the sum of (i) the aggregate amount of funds on deposit in all deposit accounts, bank accounts and securities accounts of the Obligors which are not subject to First Priority Liens and Control Agreements in favor of the Collateral Trustee plus (ii) the amount funds on deposit in all deposit accounts, bank accounts and securities accounts of any Subsidiary which is not an Obligor shall not exceed $750,000 at any time.

Section 4B.06.             Restricted Junior Payments.

The Obligors shall not, and shall not permit any of their Subsidiaries to declare or make any Restricted Junior Payment at any time; provided, however, that:

(a)           any Subsidiary of a Domestic Obligor (other than Parent) may pay or make dividends and distributions to such Domestic Obligor (other than Parent);

(b)           so long as no Default has occurred and is continuing or would result therefrom, Parent may redeem its capital stock solely in exchange for other capital stock of Parent constituting Qualified Equity Interests;

(c)           the Issuer may make dividends or other distributions to Parent (i) in amounts required for Parent to pay income and similar Taxes imposed directly on Parent to the extent such Taxes are directly attributable to the income of Parent and its Subsidiaries (including by virtue of Parent being the common parent of a consolidated or combined tax group of which the Issuer and its Subsidiaries are members), (ii) in amounts equal to the amounts required for Parent to pay franchise taxes and other fees required to maintain its existence and (iii) solely to permit Parent to pay, as and when due and payable, obligations incurred in the ordinary course of its business but only to the extent relating to activities otherwise permitted under this Indenture;

(d)           Parent may redeem (and the Issuer may make dividends and distributions to Parent in amounts sufficient to enable Parent to redeem) any of its capital stock or warrants or options to acquire any of its capital stock owned by any terminated employee, provided that (i) no Default or Event of Default has occurred and is continuing or would arise as a result of such payment, (ii) after giving effect to such payment, the Obligors are in compliance on a pro forma basis with the financial covenants set forth in Section 4B.10 hereof (recomputed for the most recent period for which financial statements have been delivered in accordance with the terms hereof after giving effect thereto), (iii) the aggregate amount of all such payments (whether made in cash, by the issuance of Indebtedness or otherwise) shall not exceed $2,000,000 and (iv) the aggregate amount of all such payments made in cash shall not exceed $500,000;

(e)           Parent may pay or make dividends and distributions to the holders of its capital stock solely in the form of Qualified Equity Interests, and (ii) Issuer may pay or make dividends and distributions to the holders of its capital stock solely in the form of Qualified Equity Interests, provided that they are pledged to the Collateral Trustee, for the benefit of the Holders, as security for the Notes pursuant to a Security Agreement reasonably satisfactory to Collateral Trustee; and

(f)           the applicable Obligor may pay as and when due and payable regularly scheduled interest in respect of Subordinated Indebtedness and the Issuer may redeem Second Lien Notes in accordance with Section 3.08(a)(vii) of the Second Lien Notes Indenture.

Section 4B.07.             Transactions with Affiliates.

Except as expressly permitted by this Indenture, the Obligors shall not, and shall not permit any of their Subsidiaries to, directly or indirectly (a) make any Investment in an Affiliate; (b) transfer, sell, lease, assign or otherwise dispose of any property to an Affiliate; (c) merge into or consolidate with an Affiliate, or purchase or acquire property from an Affiliate; or (d) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including guarantees and assumptions of obligations of an Affiliate); provided that:

(i)           any Affiliate who is an individual may serve as a director, officer, employee or consultant of any Obligor, receive reasonable compensation for his or her services in such capacity and benefit from Permitted Investments to the extent specified in clause (e) of the definition thereof;

(ii)           the Obligors may engage in and continue the transactions with or for the benefit of Affiliates which are described in Schedule 4B.07 or are referred to in Section 4B.06 hereof (but only to the extent specified in such section);

(iii)           the Obligors may engage in transactions with Affiliates in the ordinary course of business on terms which are no less favorable to the Obligors than those likely to be obtained in an arms’ length transaction between an Obligor and a non-affiliated third party, so long as the Obligors deliver to the Trustee (A) with respect to any Affiliate transaction effected pursuant to this clause (iii) involving aggregate consideration in excess of $5,000,000, a resolution of the Board of Directors of the applicable Obligor set forth in an officers’ certificate certifying that such Affiliate transaction complies with this clause (iii) and that such Affiliate transaction has been approved by a majority of the disinterested members of the Board of Directors of such Obligor and (B) with respect to any Affiliate transaction or series of related Affiliate transactions involving aggregate consideration in excess of $15,000,000, an opinion as to the fairness to the applicable Obligor of such Affiliate transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing;

(iv)           the Obligors may engage in transactions among Obligors;

(v)           the Obligors and their Subsidiaries may engage in compensation and employment arrangements with employees (including issuances of Qualified Equity Interests to employees) in the ordinary course of business and to the extent not otherwise prohibited by this Indenture; and

(vi)           any Obligor and its Subsidiaries may enter into other transactions between an Obligor or its Subsidiary that are entered into in the ordinary course of business and pursuant to the reasonable requirements of the business of such Obligor and its Subsidiary; provided, that such transactions and agreements are on fair and reasonable terms not less favorable to such Obligor than those likely to be obtained in an arms’ length transaction between unrelated parties of equal bargaining power.

Section 4B.08.             Restrictive Agreements.

The Obligors shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement (other than this Indenture, the Second Lien Note Indenture and the Senior Credit Facility) that prohibits, restricts or imposes any condition upon (a) the ability of any Obligor to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary of any Obligor to pay dividends or other distributions to such Obligor with respect to any shares of its capital stock or other equity interests or to make or repay loans or advances to any Obligor or the ability of any Obligor to Guarantee Indebtedness of any other Obligor; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Indenture, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 4B.08 (but shall apply to any extension or renewal of, or any amendment or modification materially expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of stock or assets of a Subsidiary of a Obligor pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Indenture if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts (excluding license agreements) restricting the assignment thereof.

Section 4B.09.             Sale-Leaseback Transactions.

The Obligors shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, enter into any arrangements with any Person whereby any Obligor or such Subsidiary shall sell or transfer (or request another Person to purchase) any property, real, personal or mixed, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property from any Person.

Section 4B.10.             Certain Financial Covenants.

(a)           Leverage Ratio.  The Obligors shall not permit the Leverage Ratio as of each date set forth below to exceed the ratio set opposite such date below:

Date	Ratio
June 30, 2010	6.59 to 1.00
September 30, 2010	7.92 to 1.00
December 31, 2010	7.71 to 1.00
March 31, 2011	8.08 to 1.00
June 30, 2011	7.82 to 1.00
September 30, 2011	7.61 to 1.00
December 31, 2011	7.47 to 1.00
March 31, 2012	7.12 to 1.00
June 30, 2012	6.84 to 1.00
September 30, 2012	6.63 to 1.00
December 31, 2012	6.39 to 1.00

(b)           Interest Coverage Ratio.  The Obligors shall not permit the Interest Coverage Ratio as of each date set forth below to be less than the ratio set forth opposite such date below:

Date	Ratio
June 30, 2010	1.09 to 1.00
September 30, 2010	0.91 to 1.00
December 31, 2010	0.94 to 1.00
March 31, 2011	0.89 to 1.00
June 30, 2011	0.91 to 1.00
September 30, 2011	0.92 to 1.00
December 31, 2011	0.93 to 1.00
March 31, 2012	0.97 to 1.00
June 30, 2012	1.00 to 1.00
September 30, 2012	1.02 to 1.00
December 31, 2012	1.05 to 1.00

(c)           Capital Expenditures.  The Obligors shall not permit the aggregate amount of Capital Expenditures (including those incurred in connection with any Capital Lease Obligations) made by the Obligors and their Subsidiaries during each period of four consecutive fiscal quarters ending on the Measurement Dates set forth below to exceed the amount set forth opposite such Measurement Date below:

Measurement Date	Maximum Capital Expenditure Amount
June 30, 2010	$23,161,000
September 30, 2010	$24,741,000
December 31, 2010	$24,119,000
March 31, 2011	$24,100,000
June 30, 2011	$24,434,000
September 30, 2011	$25,057,000
December 31, 2011	$25,907,000
March 31, 2012	$26,258,000
June 30, 2012	$26,552,000
September 30, 2012	$26,829,000
December 31, 2012	$27,156,000

Section 4B.11.             Lines of Business.

The Obligors shall not, and shall not permit any of their Subsidiaries to, engage to any substantial extent in any line or lines of business activity other than the types of businesses engaged in by the Obligors as of the Issue Date and businesses substantially related or incidental thereto.

Section 4B.12.             Other Indebtedness.

The Obligors shall not, and shall not permit any of their Subsidiaries to, purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of any Subordinated Indebtedness, except to the extent permitted by Section 4B.06 hereof.

Section 4B.13.             Modifications of Certain Documents.

The Obligors shall not, and shall not permit any of their Subsidiaries to, consent to any amendment, modification, supplement or waiver of any of the provisions of any organizational documents of any Obligor or Subsidiary, any documents or agreements evidencing, governing or securing any Subordinated Indebtedness, or any Second Lien Note Documents; provided, however, that the Obligors may amend any term or provision of their organizational documents so long as such amendment does not materially and adversely affect the interests or rights of Holders of the Notes.  By way of illustration and without limiting the condition set forth in the proviso contained in the immediately preceding sentence, any amendment to any term or provision of any organizational documents of the Obligors pertaining to the rights of holders of preferred equity interests, common equity interests or warrants shall be deemed to materially and adversely affect the interests of the Holders of the Notes to the extent that such amendment confers upon the holders thereof rights which, if exercised against any Obligor, would cause an Event of Default to occur.

Section 4B.14.             Special Restrictions on Parent.

Notwithstanding anything herein to the contrary, Parent shall not (a) engage in any business or activity other than holding title to all of the capital stock or other equity interests of the Issuer, (b) hold any assets except for (i) the capital stock or other equity interests of the Issuer and (ii) cash maintained in the BNY Parent Accounts, provided that each of the BNY Parent Accounts is at all times subject to a First Priority Lien in favor of the Collateral Trustee and covered by a Control Agreement in favor of the Collateral Trustee or (c) incur or permit to exist any Indebtedness or other liabilities (other than Indebtedness under the Restructuring Documents), assume or Guarantee any Indebtedness of any other Person (other than pursuant to the Restructuring Documents) or create, incur, assume or permit to exist any Liens on any or all of its assets (other than the Liens created under the Security Documents), or (d) engage in any activities incidental to the foregoing clauses (a) through (c).

ARTICLE FIVE
REPRESENTATIONS AND WARRANTIES

Each of the Obligors represents and warrants to the Trustee and the Holders, as to itself and each other Obligor, as of the Issue Date and as of each date thereafter on which any of the following representations and warranties are required to be restated or remade (whether in connection with any amendment or waiver of any of the provisions of this Indenture or otherwise), that:

Section 5.01                 Organization; Powers.

Each Obligor and each Subsidiary has been duly formed or organized and is validly existing and in good standing under the laws of its jurisdiction of organization.  Each Obligor and each Subsidiary has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to have such power or authority or to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.02                 Authorization; Enforceability.

This Indenture and the other Restructuring Documents have been duly authorized, executed and delivered by each of the Obligors to the extent each is a party thereto and constitute legal, valid and binding obligations of each such Obligor, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 5.03                 Governmental Approvals; No Conflicts.

(a)           As of the Effective Time, the execution, delivery and performance of this Indenture, the Notes and the other Restructuring Document by the Obligors to the extent each is a party thereto and the consummation of the Restructuring Transactions (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, including the Bankruptcy Court, which has not been obtained, except as disclosed on Schedule 5.03, (ii) will not violate any applicable law, policy or regulation or the organizational documents of the Obligors or any order of any Governmental Authority, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Obligors, or any assets, or give rise to a right thereunder to require any payment to be made by the Obligors, and (iv) except for the Liens created by the Security Documents, will not result in the creation or imposition of any Lien on any asset of the Obligors.

(b)           As of the Effective Time, the Confirmation Order has been entered by the Bankruptcy Court, is in full force and effect, and has not been reversed, vacated, modified or stayed, and no application or motion has been filed or served on the Parent or any Subsidiary seeking leave to appeal or a stay pending appeal and the Plan of Reorganization has not been amended, supplemented or otherwise modified, except as would not have a Material Adverse Effect.

Section 5.04                 Financial Condition; No Material Adverse Change.

(a)           The Obligors have heretofore provided the following financial statements to the Trustee:

(i)           in Haights Cross Communications, Inc.’s annual report on Form 10-K filed with the Securities and Exchange Commission, the consolidated balance sheets of Haights Cross Communications, Inc. and its Subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2008, and the related notes thereto, accompanied by the report of Ernst & Young LLP dated May 26, 2009;

(ii)           in Haights Cross Communications, Inc.’s quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, the unaudited consolidated balance sheets Haights Cross Communications, Inc. and its Subsidiaries as of March 31, 2009 and June 30, 2009, the related unaudited consolidated statements of operations for the three months ended March 31, 2009 and 2008, and for the three and six months ended June 30, 2009 and 2008 and the related unaudited consolidated statements of cash flows for the three months ended March 31, 2009 and 2008 and for the six months ended June 30, 2009 and 2008, and the related notes thereto;

(iii)           in Haights Cross Communications Inc.’s quarterly reports provided to the Informal Committee of Senior Notes (as defined in the Plan of Reorganization), the unaudited consolidated balance sheets of Haights Cross Communications, Inc. and its Subsidiaries as of September 30, 2009, the related unaudited consolidated statements of operations for the three and nine months ended September 30, 2009 and the related unaudited consolidated statements of cash flows for the three and nine months ended September 30, 2009, and the related notes thereto; and

(iv)           in the Disclosure Statement, the projected consolidated balance sheets of the Parents and its Subsidiaries as of December 31, 2009, 2010, 2011, 2012, 2013 and 2014, and the related projected consolidated statements of income for each of the years ended December 2009, 2010, 2011, 2012, 2013 and 2014, and the related projected consolidated statements of cash flows for each of the years ended December 2009, 2010, 2011, 2012, 2013 and 2014.

The financial statements referred to in clauses (i) and (iii) above were prepared in all material respects in accordance with GAAP applied consistently throughout the periods involved and present fairly, in all material respects, the respective consolidated financial position and results of operations and cash flows of Haights Cross Communications, Inc. and its Subsidiaries on a consolidated basis as of such dates and for such periods in accordance with GAAP, subject in the case of unaudited interim financial statements to year-end audit adjustments.  The projected financial statements referred to in clause (iv) above were prepared by the Parent in good faith and were based on estimates and assumptions that were reasonable when made; provided that such projections are not to be viewed as facts and the actual results during the period or periods covered thereby may differ from such projections and the differences may be material.  There is no assurance, representation, warranty or agreement that any projected or forecasted results will be achieved.

(b)           Except as disclosed on Schedule 5.04 and except for the filing of the Chapter 11 Cases, since December 31, 2008, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, or prospects of Parent and its Subsidiaries from that set forth in the financial statements referred to in subsection 5.04(a)(i) above.

(c)           None of the Obligors has as of the Issue Date any contingent liabilities, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments in each case that are material, except as referred to or reflected or provided for in the balance sheets as at the end of the respective periods referred to above, or as referred to or reflected or provided for in the financial statements described in this Section 5.04 or in the Disclosure Statement.

Section 5.05                 Properties.

(a)           Except as would not reasonably be expected to result in a Material Adverse Effect, each Obligor and each Subsidiary has (i) good title to, or valid and subsisting leasehold interests in, all its Property, and (ii) marketable fee simple title to any owned Real Property Asset.  All machinery and equipment material to the business of the Obligors and the Subsidiaries is in good operating condition (for the purpose for which it is used) and repair (normal wear and tear and immaterial loss from casualty and condemnation excepted), and all necessary replacements of and repairs thereto have been made so as to preserve and maintain in all material respects the value and operating efficiency of such machinery and equipment.

(b)           Set forth on Schedule 5.05 is a complete list of (i) all Copyrights of Recorded Books that have been registered in the United States Copyright Office and (ii) all Patents and Trademarks of the Obligors that have been registered in the United States Patent and Trademark Office.  All registered Copyrights material to the business of the Obligors, if any, are set forth on Schedule 5.05.  Each Obligor owns, or is licensed to use, all Patents, Trademarks and Copyrights and other intellectual property material to its business (“Proprietary Rights”) and, to the Knowledge of the Obligors, the use thereof by the Obligors does not infringe upon the rights of any other Person, except as would not reasonably be expected to result in a Material Adverse Effect.

(c)           As of the Issue Date, Schedule 5.05 contains a true, accurate and complete list of all Real Property Assets, whether owned or leased.  Except as specified in Schedule 5.05, each lease, sublease or assignment of lease (together with all amendments, modifications, supplements, renewals or extensions thereof) affecting any Leasehold Property of the Obligors is in full force and effect and the Obligors have no Knowledge of any material default that has occurred and is continuing thereunder, and each such agreement constitutes the legal, valid and binding obligation of each applicable Obligor or Subsidiary, as applicable, enforceable against such Obligor or Subsidiary in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

Section 5.06                 Litigation and Environmental Matters.

(a)           Except for the Disclosed Matters set forth in part (a) of Schedule 5.06, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the Knowledge of the Obligors, threatened against or affecting any Obligor or Subsidiary (i) in which any Person has alleged in writing that the use by any Obligor or Subsidiary of any Patent, Trademark or Copyright violates or infringes on the rights of any Person or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters set forth in part (a) of Schedule 5.06).

(b)           Except for the Disclosed Matters set forth in part (b) Schedule 5.06 or except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, the Obligors and the Subsidiaries (i) have not failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required in connection with the operation of the Obligors’ and the Subsidiaries’ business to be in compliance with all applicable Environmental Laws, (ii) have not become subject to any Environmental Liability; (iii) have not received notice of any claim with respect to any Environmental Liability or any inquiry, allegation, notice or other communication from any Governmental Authority which is currently outstanding or pending concerning its compliance with any Environmental Law or (iv) do not know of any basis for any Environmental Liability.

Section 5.07                 Compliance with Laws and Agreements.

Except as set forth on Schedule 5.07, each Obligor and each Subsidiary is in compliance (a) with all laws, regulations, policies and orders of any Governmental Authority applicable to it or its property where such failure, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (b) with all indentures, agreements and other instruments binding upon it or its-property, except, in the case of this clause (b), where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.08                 Investment and Holding Company Status.

No Obligor is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) a “bank holding company” as defined in, or subject to regulation under, the Bank Holding Company Act of 1956, as amended.

Section 5.09                 Taxes.

Except as set forth on Schedule 5.09, each Obligor and each Subsidiary has timely filed or caused to be filed all Tax Returns required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except for Taxes being contested in good faith by appropriate proceedings for which reserves have been maintained in accordance with GAAP.

Section 5.10                 ERISA.

Except as set forth on Schedule 5.10, no Obligor or Subsidiary has any Pension Plans or Foreign Plans.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  No Obligor or Subsidiary has a present intention to terminate any Pension Plan or Foreign Plan with respect to which any Obligor or Subsidiary would incur a cost to terminate such plan, including amounts required to be contributed to fund such plan on plan termination and all costs and expenses associated therewith, including without limitation attorneys’ and actuaries’ fees and expenses in connection with such termination and a reasonable estimate of expenses and settlement or judgment costs and attorneys’ fees and expenses in connection with litigation related to such termination, that would reasonably expected to result in a Material Adverse Effect.

Section 5.11                 Disclosure.

As of the Effective Time, the Obligors have disclosed to the Holders in the Disclosure Statement and in this Indenture, including the exhibits and schedules hereto, all material agreements, instruments and corporate or other restrictions to which any Obligor or Subsidiary is subject after the Effective Time, and all other matters known to the Obligors, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  The Disclosure Statement, as amended and supplemented as of the Effective Time, and the information included in this Indenture, including the exhibits and schedules hereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading.

Section 5.12                 Capitalization.

As of the Effective Time, after giving effect to the Restructuring Transactions, the capital structure and ownership of the Obligors (other than Parent) and their Subsidiaries are as set forth on Schedule 5.12.  As of the Effective Time, after giving effect to the Restructuring Transactions (including, without limitation, the Rights Offering), to the Knowledge of the Obligors, the identity of each Person who owns of record 10% or more of the issued and outstanding capital stock of Parent and the percentage of the total issued and outstanding capital stock of Parent held by each such Person are set forth on Schedule 5.12.  As of the Effective Time, after giving effect to the Restructuring Transactions, the authorized, issued and outstanding capital stock and equity interests of the Obligors (other than Parent) and their Subsidiaries consists of the capital stock and equity interests described on Schedule 5.12, all of which is duly and validly issued and outstanding, and in the case of any corporation, fully paid and nonassessable.  As of the Effective Time, after giving effect to the Restructuring Transactions, all issued and outstanding capital stock and equity interests of Parent is duly and validly issued and outstanding, and fully paid and nonassessable.  Except as set forth on Schedule 5.12, as of the Issue Date, (x) there are no outstanding Equity Rights with respect to any Obligor (other than Parent) or any Subsidiary and, (y) there are no outstanding obligations of any Obligor or any Subsidiary to repurchase, redeem, or otherwise acquire any shares of capital stock of or other equity interest in any Obligor or any Subsidiary, nor are there any outstanding obligations of any Obligor or any Subsidiary to make payments to any Person, such as “phantom stock” payments, where the amount thereof is calculated with reference to the fair market value or equity value of any Obligor or any Subsidiary.

Section 5.13                 Subsidiaries.

(a)           Set forth on Schedule 5.13 is a complete and correct list of all Subsidiaries of the Obligors as of the Issue Date, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary and (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests.  Except as disclosed in Schedule 5.13, (x) each Obligor and its respective Subsidiaries owns, free and clear of Liens (other than Liens in favor of the Collateral Trustee pursuant to the Security Documents and Permitted Liens), and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Schedule 5.13, (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding Equity Rights with respect to such Person.

(b)           Parent is a holding company and is not engaged in any business or activity other than the ownership of its Subsidiaries and other activities related thereto and such other activities and actions as are permitted pursuant to this Indenture or any other Restructuring Documents.

(c)           Except as set forth on Schedule 4B.08, as of the Issue Date, none of the Obligors is subject to any indenture, agreement, instrument or other arrangement containing any provision of the type described in Section 4B.08 (“Restrictive Agreements”), other than any such provision the effect of which has been unconditionally, irrevocably and permanently waived.

Section 5.14                 Material Indebtedness, Liens and Agreements.

(a)           Part (a) of Schedule 5.14 contains a complete and correct list, as of the Issue Date, of all Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, any Obligor or any Subsidiary the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $150,000, and the aggregate principal or face amount outstanding or that may become outstanding with respect thereto is correctly described on Schedule 5.14.  All Indebtedness set forth on part (a) of Schedule 5.14 which is to be paid and discharged in full at the Effective Time is marked with an asterisk (“*”) on Schedule 5.14.

(b)           Part (b) of Schedule 5.14 is a complete and correct list, as of the Issue Date, of each Lien (other than the Liens in favor of the Collateral Trustee) securing Indebtedness of any Person and covering any property of the Obligors or their Subsidiaries, and the aggregate Indebtedness secured (or which may be secured) by each such Lien and the Property covered by each such Lien is correctly described in the appropriate part of Schedule 5.14.  Each such Lien set forth on part (b) of Schedule 5.14 which is to be released and discharged at the Effective Time is marked with an asterisk (“*”) on Schedule 5.14.

(c)           Part (c) of Schedule 5.14 is a complete and correct list, as of the date of this Indenture, of each contract and arrangement to which any Obligor or Subsidiary is a party for which breach, nonperformance, cancellation or failure to renew would have a Material Adverse Effect other than purchase orders made in the ordinary course of business and subject to customary terms.

(d)           All agreements listed on Schedule 5.14 are valid, subsisting, in full force and effect, are currently binding and will continue to be binding upon each Obligor or Subsidiary that is a party thereto and, to the Knowledge of the Obligors, binding upon the other parties thereto in accordance with their terms.  The Obligors are not in default under any such agreements, except as would not reasonably be expected to have a Material Adverse agreements.

Section 5.15                 Federal Reserve Regulations.

No Obligor is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System).  The Restructuring Transactions, including the issuance of the Notes, the Second Lien Notes and the Warrants, the security arrangements contemplated by the Security Documents, the execution, delivery and performance of the Restructuring Documents and the consummation of all other transactions contemplated by the Restructuring Transactions, will not violate or be inconsistent with any of the provisions of Regulations T, U, or X of the Board of Governors of the Federal Reserve System.

Section 5.16                 Solvency.

As of the Effective Time and after giving effect to the Restructuring Transactions and the other transactions contemplated hereby:

(a)           the aggregate value of all properties of the Obligors, taken as a whole, at their present fair saleable value on a going concern basis (i.e., the amount that may be realized within a reasonable time, considered to be six months to one year, either through collection or sale at the regular market value, conceiving the latter as the amount that could be obtained for such properties within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions), exceed the amount of all the debts and other liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of the Obligors;

(b)           the Obligors will not, on a consolidated basis, have an unreasonably small capital with which to conduct their business operations as heretofore conducted; and

(c)           the Obligors, on a consolidated basis, will be able to pay their debts and other liabilities as they mature.

Section 5.17                 Force Majeure.

Since December 31, 2008, the business, properties and other assets of the Obligors and their Subsidiaries have not been materially and adversely affected in any way as the result of any fire or other casualty, strike, lockout or other labor trouble, embargo, sabotage, confiscation, contamination, riot, civil disturbance, activity of armed forces or act of God.

Section 5.18                 Labor and Employment Matters.

(a)           Except as set forth on Schedule 5.18, (A) no employee of the Obligors or any Subsidiary is represented by a labor union, no labor union has been certified or recognized as a representative of any such employee, and the Obligors and their Subsidiaries do not have any obligation under any collective bargaining agreement or other agreement with any labor union or any obligation to recognize or deal with any labor union, and there are no such contracts or other agreements pertaining to or which determine the terms or conditions of employment of any employee of the Obligors or their Subsidiaries; (B) the Obligors do not have Knowledge of any pending or threatened representation campaigns, elections or proceedings, except such as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (C) the Obligors do not have Knowledge of any strikes, slowdowns or work stoppages of any kind, or threats thereof, and no such activities occurred during the 24-month period preceding the date hereof, except such as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (D) no Obligor or Subsidiary has engaged in, admitted committing or been held to have committed any unfair labor practice, except such as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           Except as set forth on Schedule 5.18, the Obligors and their Subsidiaries are in compliance with, all applicable laws, rules and regulations respecting employment, wages, hours, compensation, benefits, and payment and withholding of taxes in connection with employment, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)           Except as set forth on Schedule 5.18, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Obligors and their Subsidiaries are in compliance with, all applicable laws, rules and regulations respecting occupational health and safety, whether now existing or subsequently amended or enacted, including the Occupational Safety & Health Act of 1970, 29 U.S.C. Section 651 et seq. and the state analogies thereto, all as amended or superseded from time to time, and any common law doctrine relating to worker health and safety.

Section 5.19                 Bank Accounts.

As of the Issue Date, Schedule 5.19 lists all banks, securities intermediaries and other financial institutions at which any Obligor maintains any deposit account, bank account, securities account and/or other account as of the Issue Date, and such Schedule correctly identifies the name and address of each bank, depository, securities intermediary or other financial institution at which any such account is maintained, the name in which each such account is held, a description of the purpose of each such account, and the complete account number.

Section 5.20                 OFAC.

No Obligor, nor any Subsidiary of any Obligor (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.  The regulations and executive orders described in clauses (i) through (iii) of the preceding sentence are referred to herein as “OFAC Regulations”.

Section 5.21                 Patriot Act.

The Obligors are in compliance with the (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto (collectively, the “FAC Regulations”), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”).

Section 5.22                 Trade Relations.

Except as set forth on Schedule 5.22 and except for the filing of the Chapter 11 Cases prior to the Effective Time, there exists no actual or, to the Knowledge of the Obligors, threatened, termination, cancellation or limitation of, or any adverse modification or adverse change in, the business relationship between any Obligor or Subsidiary and any customer or any group of customers whose purchases of goods or services individually or in the aggregate are material to the business of such Obligor or Subsidiary, or with any material supplier, and there exists no present condition or state of facts or circumstances which could materially adversely affect the Obligors or their Subsidiaries or prevent the Obligors or their Subsidiaries from conducting their businesses after the consummation of the Restructuring Transactions in substantially the same manner in which such businesses heretofore have been conducted.

ARTICLE SIX
DEFAULTS AND REMEDIES

Section 6.01                 Events of Default.

Each of the following is an “Event of Default”:

(a)           the Obligors shall fail to pay (i) any principal of any Note when the same shall become due and payable, whether at maturity, upon acceleration, redemption or otherwise or (ii) any interest on any Note or any other Obligation (other than any Obligation specified in clause (i) of this Section 6.01(a)) of the Obligors to the Holders within three (3) days after same shall become due and payable;

(b)           any representation or warranty made or deemed made by or on behalf of any Obligor or any Subsidiary in or in connection with this Indenture or any Note Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Indenture, any of the other Notes Documents or any amendment or modification hereof or thereof, shall prove to have been incorrect in any material respect when made or deemed made;

(c)           any Obligor (i) shall fail to observe or perform any covenant, condition or agreement contained in Section 4A.03 (with respect to existence), or in any Section of Article 4B (it being expressly acknowledged and agreed that any Event of Default resulting from the failure of such Obligor at any measurement date to satisfy any financial covenant set forth in Section 4B.10 shall not be deemed to be “cured” or remedied solely by such Obligor’s satisfaction of such financial covenant at any subsequent measurement date), (ii) shall fail to observe or perform any covenant, condition or agreement contained in Sections 4A.02, 4A.08, 4A.09 and such failure described in this clause (ii) shall continue unremedied for a period of 10 days after the earlier of (x) Knowledge by any Obligor or (y) written notice thereof from the Trustee (given at the request of any Holder) to the Issuer or (iii) shall fail to observe or perform any other covenant, condition or agreement contained in the Indenture (other than those specified in clauses (a), (b) or (c)(i)-(ii) of this Section 6.01) and such failure described in this clause (iii) shall continue unremedied for a period of 30 days after the earlier of (x) Knowledge by any Obligor or (y) written notice thereof from the Trustee (given at the request of any Holder) to the Issuer;

(d)           any Obligor or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in any other Note Document, and such failure shall continue unremedied for a period of 30 days after the earlier of (x) Knowledge by any Obligor or (y) written notice thereof from the Trustee (given at the request of any Holder) to the Issuer;

(e)           any Obligor or any Subsidiary shall fail to make any payment (whether of principal, interest or otherwise and regardless of amount) in respect of any Material Indebtedness or any Material Rental Obligation, when and as the same shall become due and payable, after giving effect to any grace period with respect thereto;

(f)           any event or condition occurs that results in (i) any Material Indebtedness of any Obligor or any Subsidiary becoming due prior to its scheduled maturity or that enables or permits (disregarding any notice provisions or grace periods in such Material Indebtedness, except with respect to the Second Lien Notes and Indebtedness incurred under clause (k) of Section 4B.01 hereof, for which any notice shall be deemed to have been given on the earlier of the date actually given or 30 days after the underlying event and any grace period shall be deemed to be the lesser of the actual grace period or 30 days) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, or (ii) the lease with respect to any Material Rental Obligation of any Obligor or any Subsidiary that enables or permits (with or without the giving of notice, the lapse of time or both) the counterparty to such lease to cause such lease to be terminated prior to its scheduled expiration date and such termination was not initiated by the applicable Obligor or Subsidiary and/or is adverse to such Obligor or such Subsidiary;

(g)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Obligor or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Obligor or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)           any Obligor or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Section 6.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Obligor or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i)           any Obligor or any Material Subsidiary shall become unable, admit in writing or fail generally to pay its debts as they become due;

(j)           a final judgment or judgments for the payment of money in excess of $5,000,000 in the aggregate (exclusive of judgment amounts fully covered by insurance where the insurer has not denied liability in respect of such judgment) shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against any Obligor or any Subsidiary and the same shall not be discharged (or provision shall not be made for such discharge), bonded, or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof and the relevant Obligor or any Subsidiary shall not, within said period of 60 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(k)           an ERISA Event shall have occurred that, in the reasonable opinion of the Required Holders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l)           any of the following shall occur:  (i) the Liens created hereunder or under the First Lien Security Documents shall at any time (other than by reason of the Collateral Trustee relinquishing such Lien) cease to constitute valid and perfected Liens on Collateral intended to be covered thereby having a fair market value of $500,000 in the aggregate; (ii) except for expiration in accordance with its respective terms, (A) this Indenture, (B) any Note, (C) any First Lien Security Document or (D) the Note Documents, taken as a whole, shall for whatever reason be terminated, or shall cease to be in full force and effect; or (iii) the enforceability of any Note Document shall be contested by (x) any Person (other than an Obligor, the Trustee or any Required Holder) in good faith or (y) any Obligor;

(m)           there shall occur any loss, theft, damage or destruction of any Collateral not fully covered by insurance and having a fair market value of $1,500,000 in the aggregate;

(n)           any Guarantor shall assert that its obligations under any Note Document shall be invalid or unenforceable; or

(o)           there shall occur any Material Adverse Effect.

Section 6.02                 Acceleration.

In the case of an Event of Default specified in Section 6.01(g) or Section 6.01(h) hereof, all outstanding Notes shall become due and payable immediately without further action or notice.  If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Parent specifying the Event of Default.  Whenever the events or conditions which caused an Event of Default have ceased to exist, the Event of Default shall be deemed not to be continuing.

Section 6.03                 Other Remedies.

(a)           If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, interest, and Additional Amounts, if any, with respect to, the Notes or to enforce the performance of any provision of the Notes or this Indenture.

(b)           The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All remedies are cumulative to the extent permitted by law.

Section 6.04                 Waiver of Past Defaults.

(a)           Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind and annul a declaration of acceleration pursuant to Section 6.02 hereof, and its consequences, and waive any related existing Default or Event of Default (except a continuing Default or Event of Default in the payment of interest or Additional Amounts, if any, or on the principal of the Notes) if:

(i)           the Issuer has paid or deposited with the Trustee a sum sufficient to pay (x) all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses and disbursements and advances of the Trustee, it agents and counsel, (y) all overdue interest and Additional Amounts, if any, on all Notes, (z) the principal of and premium, if any, on any Notes that have become due otherwise than by such declaration or occurrence of acceleration and interest and Additional Amounts, if any, thereon at the rate prescribed therefor by such Notes, and (iv) to the extent that payment for such interest is lawful, interest upon overdue interest, if any, at the rate prescribed in Section 4A.14 hereof,

(ii)           all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest and Additional Amounts, if any, on the Notes that have become due solely by such declaration of acceleration, have been cured or waived, and

(iii)           the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

(b)           The Issuer shall deliver to the Trustee an Officers’ Certificate stating that the requisite percentage of Holders have consented to any such waiver and attaching copies of such consents.  In case of any such waiver, the Obligors, the Trustee and the Holders shall be restored to their former positions and rights hereunder and under the Notes, respectively.  This Section 6.04 and Section 9.02 hereof shall be in lieu of Section 316(a)(1)(B) of the TIA and such Section 316(a)(1)(B) of the TIA is hereby expressly excluded from this Indenture and the Notes, as permitted by the TIA.  Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05                 Control by Majority.

The Holders of a majority in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee.  However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes.

Section 6.06                 Limitation on Suits.

(a)           A Holder may not pursue any remedy with respect to this Indenture or the Notes unless:

(i)           the Holder gives the Trustee written notice of a continuing Event of Default;

(ii)           the Holders of at least 25% in aggregate principal amount of then outstanding Notes make a written request to the Trustee to pursue the remedy;

(iii)           such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(iv)           the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(v)           during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

Such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium or Additional Amounts, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

(b)           A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07                 Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, interest on, and Additional Amounts, if any, with respect to, the Note, on or after the respective due dates expressed in the Note (including in connection with any redemption required under Section 3.08 hereof), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08                 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(g) or (h) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, interest, and Additional Amounts, if any, remaining unpaid on the Notes and interest on overdue principal and premium, if any, and, to the extent lawful, interest and Additional Amounts, if any, and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09                 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuer or any Guarantor (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other securities or property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof.  To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.  Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10                 Priorities.

(a)           If the Trustee collects any money pursuant to this Article, it shall pay out the money in the following order:

First:  to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense and liabilities Incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second:  to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, interest and Additional Amounts, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, interest, and Additional Amounts, if any, respectively; and

Third:  the balance, if any, to the Issuer or to such party as a court of competent jurisdiction shall direct.

(b)           The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11                 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than ten percent in principal amount of the then outstanding Notes.

ARTICLE SEVEN
TRUSTEE

Section 7.01                 Duties of Trustee.

Except to the extent, if any, provided otherwise in the Trust Indenture Act of 1939 (as from time to time in effect):

(a)           If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)           Except during the continuance of an Event of Default:

(i)           the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)           in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture.  However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c)           The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)           this paragraph does not limit the effect of paragraph (b) of this Section;

(ii)          the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)         the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d)           Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e)           No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability.  The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f)           Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.  The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.

Section 7.02                 Certain Rights of Trustee.

(a)           The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person.  The Trustee need not investigate any fact or matter stated in the document.

(b)           Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel.  The Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)           The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)           The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)           Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by two Officers of the Issuer.

(f)           The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.  In no event shall the Trustee be liable to any Person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits) for any action it takes or omits to take, even if the Trustee has been advised of the likelihood of such loss or damage.

(g)           The Trustee shall not be deemed to have notice of any default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or written notice of such default or Event of Default is received by the Trustee at the corporate trust office of the Trustee, and such notice references the securities of this Indenture.

Section 7.03                 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may become a creditor of, or otherwise deal with, the Issuer or any of its Affiliates with the same rights it would have if it were not Trustee.  However, in the event that the Trustee acquires any conflicting interest as described in the Trust Indenture Act of 1939 (as in effect at such time), it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as trustee or resign.  Any Agent may do the same with like rights and duties.  The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04                 Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05                 Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall deliver to Holders of Notes a notice of the Default or Event of Default within 90 days after actual notice to or knowledge by the Trustee.  Except in the case of a Default or Event of Default in payment of principal, premium, if any, interest or Additional Amounts, if any, on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06                 Reports by Trustee to Holders of the Notes.

(a)           Within 60 days after each May 31 beginning with the May 31 following the date hereof, and for so long as Notes remain outstanding, the Trustee shall deliver to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted).  The Trustee also shall comply with TIA § 313(b)(2).  The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

(b)           A copy of each report at the time of its delivery to the Holders of Notes shall be delivered to the Issuer and filed with the Commission and each stock exchange on which the Notes are listed in accordance with TIA § 313(d).  The Issuer shall promptly notify the Trustee when the Notes are listed on any stock exchange or any delisting thereof.

Section 7.07                 Compensation and Indemnity.

(a)           The Issuer shall pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder in accordance with a written schedule provided by the Trustee to the Issuer.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Issuer shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services.  Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and legal counsel.

(b)           The Obligors shall indemnify the Trustee for, and hold it harmless against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against any Obligor (including this Section 7.07) and defending itself against any claim (whether asserted by the Issuer, any Guarantor or any Holder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its gross negligence, or willful misconduct.  The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity.  Failure by the Trustee to so notify the Issuer shall not relieve any Obligor of its obligations hereunder unless and to the extent failure to notify the Issuer materially impairs such Obligor’s ability to defend such claim.  Such Obligor shall defend the claim and the Trustee shall cooperate in the defense.  Neither Issuer nor any Guarantor need pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

(c)           The obligations of the Issuer and the Guarantors under this Section 7.07 shall survive the satisfaction and discharge of this Indenture and resignation or removal of the Trustee.

(d)           To secure the Issuer’s and Guarantors’ payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes.  Such Lien shall survive the satisfaction and discharge of this Indenture and resignation or removal of the Trustee.

(e)           When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(g) and (h) hereof occurs, the expenses and the compensation for the services (including the reasonable fees and expenses of its agents and legal counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f)           The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.

Section 7.08                 Replacement of Trustee.

(a)           A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b)           The Trustee may resign by notifying the Issuer in writing at any time and be discharged from the trust hereby created by so notifying the Issuer.  The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee upon 30 days notice by so notifying the Trustee and the Issuer in writing.  The Issuer may remove the Trustee if:

(i)           the Trustee fails to comply with Section 7.10 hereof;

(ii)          the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(iii)          a custodian or public officer takes charge of the Trustee or its property; or

(iv)          the Trustee becomes incapable of acting.

(c)           If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee.  Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

(d)           If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer, or the Holders of Notes of at least 10% in principal amount of the then outstanding Notes may petition at the expense of the Issuer any court of competent jurisdiction for the appointment of a successor Trustee.

(e)           If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f)           A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer.  Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall deliver a notice of its succession to Holders.  The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof.  Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

Section 7.09                 Successor Trustee by Merger, Etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another Person, the successor Person without any further act shall be the successor Trustee.

Section 7.10                 Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation or other institution organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $150.0 million as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5).  The Trustee is subject to TIA § 310(b).

Section 7.11                 Preferential Collection of Claims Against Company.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b).  A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.  The Trustee hereby waives any right to set-off any claim that it may have against the Issuer in any capacity (other than as Trustee and Paying Agent) against any of the assets of the Issuer held by the Trustee; provided, however, that if the Trustee is or becomes a lender of any other Indebtedness permitted hereunder to be pari passu with the Notes, then such waiver shall not apply to the extent of such Indebtedness.

Section 7.12                 No Representation by Trustee.

The recitals and statements contained herein (except the name, address and jurisdiction of organization of the Trustee) and in the Notes (other than the Trustee’s authentication of the Notes) shall be taken as the recitals of and statements of the Issuer, and the Trustee assumes no responsibility for their correctness.  The Trustee shall not be responsible for and makes no representations as to the validity or sufficiency of this Indenture or of the Notes (except the Trustee’s certificates of authentication thereof) of any series.  The Trustee shall not be accountable for the use or application by the Issuer of the Notes or the proceeds thereof.  The Trustee shall have no duty to ascertain or inquire as to the performance of the Issuer’s covenants in Article Four hereof or otherwise established by the terms of the Notes.

ARTICLE EIGHT
CONDITIONS TO ISSUANCE OF THE NOTES

Section 8.01                 Conditions Precedent to the Issuance of the Notes.  The authentication and issuance of the Notes is subject to the satisfaction or waiver by the Requisite Plan Support Parties or the Collateral Trustee, as the case may be as further specified below, of each of the following conditions precedent:

(a)           Counterparts of Indenture.  The Trustee shall have received from each party hereto either (i) a counterpart of this Indenture executed on behalf of such party or (ii) written evidence satisfactory to the Trustee (which may include telecopy transmission of an executed signature page of this Indenture) that such party has executed a counterpart of this Indenture.

(b)           Notes.  The Trustee shall have received a duly completed and executed Note for the account of each Holder.

(c)           Existence and Good Standing.  The Requisite Plan Support Parties shall have received such documents and certificates as the Requisite Plan Support Parties may reasonably request relating to the organization, existence and good standing of the Obligors and their Subsidiaries, the authorization of the Restructuring Transactions by the Obligors and the authorization, execution and delivery of the Restructuring Documents by the Obligors to the extent each is a party thereto, all in form and substance reasonably satisfactory to the Requisite Plan Support Parties.

(d)           Security Interests in Personal and Mixed Property.  The Collateral Trustee shall have received the following, each in form and substance reasonably satisfactory to the Collateral Trustee:

(i)           Lien Searches and UCC Termination Statements.  (A) The results of a recent search, by one or more Persons satisfactory to the Collateral Trustee, of all effective UCC financing statements, fixture filings or other comparable filings and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of any Obligor, together with copies of all such filings disclosed by such search, and (B) UCC or other comparable termination statements duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements, fixture filings or other comparable filings disclosed in such search (other than any such financing statements, fixture filings or other comparable filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Indenture) or if such termination statements cannot be obtained from a creditor whose debt is to be repaid with the proceeds of the Notes, an agreement to deliver such termination statements upon receipt by such creditor of payment in full of the amounts due such creditor;

(ii)           UCC Financing Statements and Fixture Filings.  UCC financing statements and, where reasonably required by the Collateral Trustee, fixture filings duly authorized by each applicable Obligor with respect to all personal and mixed property Collateral of such Obligor, for filing in all jurisdictions as may be necessary or, in the opinion of the Collateral Trustee, desirable to perfect the security interests created in such Collateral pursuant to the Note Documents;

(iii)           Stock Certificates and Instruments.  The following possessory Collateral (or, if such possessory Collateral cannot be obtained from a creditor whose debt is to be repaid with the proceeds of the Notes, an agreement to deliver such possessory Collateral upon receipt by such creditor of payment in full of the amounts due such creditor):  (A) certificates (which certificates shall be accompanied by irrevocable undated stock powers, undated and duly endorsed in blank and otherwise reasonably satisfactory in form and substance to the Collateral Trustee) representing all capital stock and other equity interests pledged pursuant to the Security Agreement and the UK Charge Over Shares and (B) all promissory notes or other instruments (duly endorsed, where appropriate, in a manner reasonably satisfactory to the Collateral Trustee) evidencing any Collateral;

(iv)           PTO Cover Sheets, Etc.  All security agreements, cover sheets or other documents or instruments required to be filed with the United States Patent and Trademark Office or United States Copyright Office in order to create or perfect Liens in respect of any Patents, Trademarks or Copyrights; and

(v)           Perfection Certificates.  Perfection certificates dated the Issue Date from each Obligor, in form and substance satisfactory to the Collateral Trustee, duly executed by a Designated Financial Officer of each Obligor.

(e)           Security Agreement.  The Collateral Trustee shall have received from each party thereto a counterpart of the Security Agreement executed on behalf of such party.

(f)           UK Charge Over Shares.  The Collateral Trustee shall have received from Recorded Books a counterpart of the UK Charge Over Shares executed on behalf of such party.

(g)           Mortgage; Etc.  On the Issue Date, the Issuer shall, at its sole cost and expense, deliver to Collateral Trustee:

(i)           a fully executed and notarized Mortgage (the “Issue Date Mortgage”) with respect to the Issue Date Mortgaged Property, in form suitable for filing or recording in all applicable filing or recording offices that the Collateral Trustee may deem reasonably necessary in order to create a valid First Priority Lien, subject to Permitted Liens, in favor of the Collateral Trustee for the benefit of the Holders of the Notes, and evidence that all applicable filing and recording taxes and fees have been paid;

(ii)           a fully paid Mortgage Policy in respect of the Issue Date Mortgaged Property subject to the Issue Date Mortgage in form and substance, with endorsements (to the extent available at customary rates) and in amounts reasonably acceptable to the Collateral Trustee, issued by a nationally-recognized title insurer, insuring the Issue Date Mortgage to be a valid First Priority Lien on the property described therein, free and clear of all defects and encumbrances, excepting only Permitted Liens, and providing for such other affirmative insurance as the Collateral Trustee may deem reasonably necessary;

(iii)           to the extent required for issuance of a Mortgage Policy containing customary coverage for survey matters, American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, certified to the Collateral Trustee for the benefit of the Holders and the issuer of the Mortgage Policy in a manner reasonably satisfactory to the Collateral Trustee by a land surveyor duly registered and licensed in Maryland and reasonably acceptable to the Collateral Trustee;

(iv)           evidence that the insurance required by Section 4A.05 hereof has been obtained with respect to the Issue Date Mortgaged Property;

(v)            a favorable opinion of Whiteford Taylor & Preston LLP, local Maryland counsel to the Obligors, with respect to the due execution and delivery, authorization, creation, enforceability and perfection of the Issue Date Mortgage on the Issue Date Mortgaged Property and any related fixture filings, and such other matters related thereto as the Collateral Trustee may reasonably request, in form and substance reasonably satisfactory to the Collateral Trustee;

(vi)           evidence that the Issue Date Mortgaged Property is not located in an area identified by the Federal Emergency Management Agency as having special flood hazards, or if the Additional Mortgaged Property or any portion thereof is identified by the Federal Emergency Management Agency as an area having special flood hazards (including, without limitation, those areas designated as Zone A or Zone V), evidence that the flood insurance required under Section 4A.05 hereof has been obtained with respect to the Issue Date Mortgaged Property;

(vii)           such other consents, agreements and confirmations of lessees, lessors and other parties as the Collateral Trustee may reasonably deem necessary, and evidence that all other actions reasonably requested by the Collateral Trustee that are necessary in order to create a valid First Priority Lien on the property described in the Issue Date Mortgage has been taken; and

(viii)          upon the reasonable request of the Collateral Trustee, existing environmental and other reports in Issuer’s possession with respect to the Issue Date Mortgaged Property.

(h)           Leases; Landlord’s Waivers and Consents.  In the case of each Material Leasehold Property existing as of the Issue Date, Obligor shall deliver to Collateral Trustee, as soon as reasonably practicable after the Issue Date, but in no event later than 60 days after the Issue Date, copies of the lease and ancillary documentation relating thereto, and all amendments thereto, between the applicable Obligor and the landlord or tenant party thereto, together with a fully executed Landlord’s Waiver and Consent with respect thereto and where required by the terms of any lease, the consent of the mortgagee, ground lessor or other party.

(i)           Evidence of Insurance.  The Collateral Trustee shall have received certificates from the Obligors’ insurance brokers that all insurance required to be maintained pursuant to Section 4A.05 is in full force and effect and that the Collateral Trustee on behalf of the Secured Parties has been named as additional insured or loss payee thereunder to the extent required under Section 4A.05.

(j)           Necessary Governmental Permits, Licenses and Authorizations and Consents; Etc.  The Obligors shall have obtained all other permits, licenses, authorizations and consents from all other Governmental Authorities, including without limitation, the Bankruptcy Court, and all consents of other Persons with respect to Indebtedness, Liens and material agreements listed on Schedule 5.14 (and so identified thereon), in each case that are necessary or advisable in connection with the Restructuring Transactions, the execution, delivery and performance of the Restructuring Documents and the operation of the business of the Obligors as currently conducted and as proposed to be conducted by the Obligors, and each of the foregoing shall be in full force and effect, in each case other than those which the failure to obtain or maintain which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  All applicable waiting periods in connection with the Restructuring Transactions shall have expired or been terminated without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Restructuring Transactions.  No action, request for stay, petition for review or rehearing, reconsideration or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Governmental Authority to take action to set aside its consent on its own motion shall have expired.

(k)           Material Agreements.  The Requisite Plan Support Parties shall have received copies of, and shall be reasonably satisfied with the form and substance of (i) any and all agreements among any of the holders of capital stock or other equity interests in the Obligors, (ii) any stock option plans, phantom stock incentive programs and similar arrangements provided by the Obligors to any Person, (iii) any and all employment contracts with senior management of the Obligors, (iv) any and all management and consulting agreements with any Persons and (v) all agreements set forth on Schedule 5.14, in each case, as such will be in effect from and after the Issue Date.

(l)           Financial Statements; Projections.  The Requisite Plan Support Parties shall have received the certified financial statements and projections referred to in Section 5.04 hereof and the same shall not be materially inconsistent with the information previously provided to the Requisite Plan Support Parties.

(m)           Representations and Warranties.  The representations and warranties of each Obligor set forth in this Indenture and the other Note Documents shall be true and correct in all material respects on and as of the Issue Date, except (i) to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case, such representation or warranty shall be true and correct in all material respects as of such date and (ii) that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects, subject to the materiality qualification contained therein.

(n)           No Defaults.  At the time of, and immediately after giving effect to the issuance of the Notes, no Default shall have occurred and be continuing.

(o)           Financial Officer Certificate.  The Requisite Plan Support Parties shall have received a certificate, dated the Issue Date and executed by a Designated Financial Officer, confirming compliance with the conditions set forth in paragraphs (m) and (n) of this Section 8.01 as of the Issue Date after giving effect to the Effective Time.

(p)           Solvency Certificate.  The Trustee shall have received the Solvency Certificate dated the Issue Date, in substantially the form of Exhibit F hereto, and executed by the Chief Financial Officer of each Obligor.

(q)           No Material Adverse Effect.  There shall have occurred no Material Adverse Effect since December 31, 2008, except for the filing of the Chapter 11 Cases.

(r)           Corporate and Legal Structure and Capitalization.  The Requisite Plan Support Parties shall be reasonably satisfied with the corporate and legal structure and capitalization of each Obligor and each of its Subsidiaries, the Equity Interests in which Subsidiaries is being pledged pursuant to the First Lien Security Documents, including the terms and conditions of the charter, articles, bylaws and each class of Equity Interest in each Obligor and each such Subsidiary and of each agreement or instrument relating to such structure or capitalization.

(s)           Effectiveness of Plan of Reorganization.  The Plan of Reorganization shall have become effective in accordance with its terms.

(t)           The Intercreditor Agreement.  The Collateral Trustee shall have received the Intercreditor Agreement, executed by each party thereto, in form and substance reasonably satisfactory to the Collateral Trustee.

(u)           Opinion of Counsel.  The Trustee and Collateral Trustee shall have received the favorable written opinion (addressed to the Trustee and the Collateral Trustee dated the Issue Date) of (a) Brown Rudnick LLP, special counsel to the Obligors, covering such matters relating to the Obligors, the Note Documents, the other Restructuring Documents or the Restructuring Transactions as the Collateral Trustee or the Trustee shall reasonably request, in form and substance reasonably satisfactory to the Trustee and the Collateral Trustee, and (b) Eversheds LLP, local United Kingdom counsel to the Obligors covering the UK Charge Over Share and such other matters related thereto as the Trustee and the Collateral Trustee shall  reasonably request and in form and substance reasonably satisfactory to the Trustee and the Collateral Trustee.

(v)           Other Documents.  The Trustee, the Collateral Trustee and the Requisite Plan Support Parties shall have received all material contracts, instruments, opinions, certificates, assurances and other documents as the Trustee, the Collateral Trustee or the Requisite Plan Support Parties shall have reasonably requested and the same shall be reasonably satisfactory to each of them.

ARTICLE NINE
AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01                 Without Consent of Holders of Notes.

(a)           Notwithstanding Section 9.02 of this Indenture, the Issuer, the Guarantors, and the Trustee may amend or supplement this Indenture or the Notes without the consent of any Holder of a Note:

(i)           to cure any ambiguity, defect or inconsistency;

(ii)          to provide for uncertificated Notes in addition to or in place of certificated Notes;

(iii)         to provide for the assumption of the Issuer’s or any Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets, in each case, which is permitted under this Indenture;

(iv)         to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not materially adversely affect the legal rights under this Indenture of any such Holder;

(v)          to comply with the provisions described under Section 4A.09 or Article Ten;

(vi)         to evidence and provide for the acceptance of appointment of a successor Trustee; or

(vii)        to provide for the issuance of Additional Notes in accordance with this Indenture.

(b)           Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of any documents requested under Section 7.02(b) hereof, the Trustee shall join with the Issuer in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02                 With Consent of Holders of Notes.

(a)           Except as otherwise provided in this Section 9.02, the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture or the Notes with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

(b)           The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Persons entitled to consent to any indenture supplemental hereto.  If a record date is fixed, the Holders on such record date, or its duly designated proxies, and only such Persons, shall be entitled to consent to such supplemental indenture, whether or not such Holders remain Holders after such record date; provided that unless such consent shall have become effective by virtue of the requisite percentage having been obtained prior to the date which is 90 days after such record date, any such consent previously given shall automatically and without further action by any Holder be cancelled and of no further effect.

(c)           Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amendment or supplement to this Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Issuer in the execution of such amendment or supplement unless such amendment or supplement directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amendment or supplement.

(d)           It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

(e)           After an amendment, supplement or waiver under this Section becomes effective, the Issuer shall deliver to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver.  Any failure of the Issuer to deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.  Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any) may waive compliance in a particular instance by the Issuer with any provision of this Indenture or the Notes.  However, without the consent of each Holder affected, an amendment or waiver under this Section 9.02 may not:

(i)           reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(ii)          reduce the principal of or change the fixed maturity of any Note or alter the provisions, or waive any payment, with respect to the redemption of the Notes;

(iii)        change the method of calculating or change the time for payment of interest on any Note;

(iv)          waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Amount, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(v)           make any Note payable in money other than U.S. dollars;

(vi)          make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Additional Amounts, if any, on the Notes;

(vii)         release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture;

(viii)        impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or any Note Guarantee;

(ix)           except as otherwise permitted under Section 4A.09 or Article Ten, consent to the assignment or transfer by the Issuer or any Guarantor of any of their rights or obligations under this Indenture;

(x)           contractually subordinate in right of payment the Notes or any Note Guarantee to any other Indebtedness; or

(xi)           make any change in the preceding amendment and waiver provisions.

Section 9.03                 Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes shall be set forth in a document that complies with the TIA as then in effect.

Section 9.04                 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.  However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective.  An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05                 Notation on or Exchange of Notes.

(a)           The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.  The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

(b)           Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06                 Trustee to Sign Amendments, Etc.

The Trustee shall sign any amendment or supplement to this Indenture or any Note authorized pursuant to this Article Nine if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee.  The Issuer may not sign an amendment or supplemental Indenture or Note until its Board of Directors approves it.  In executing any amendment or supplement or Note, the Trustee shall be entitled to receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amendment or supplement is authorized or permitted by this Indenture, and the Trustee shall be entitled to receive (i) a copy of any Board Resolution passed pursuant to this Section 9.06 and (ii) evidence of any consent of the Holders provided in accordance with Section 9.02.

ARTICLE TEN
NOTE GUARANTEES

Section 10.01               Guarantee.

(a)           Subject to this Article Ten, each of the Guarantors hereby, jointly and severally, and fully and unconditionally, guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of, this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that:  (a) the principal of, premium, if any, and interest and Additional Amounts, if any, on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest and Additional Amounts, if any, on the Notes, if lawful (subject in all cases to any applicable grace period provided herein), and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.  Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.  Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)           The Guarantors hereby agree that, to the maximum extent permitted under applicable law, their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.  Subject to Section 6.06 hereof, each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c)           If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to any of the Issuer or the Guarantors, any amount paid by any of them to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(d)           Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.  Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Six hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article Six hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee.  The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 10.02               Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to such Note Guarantee.  To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article Ten, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 10.03               Execution and Delivery of Note Guarantee.

(a)           To evidence its Note Guarantee set forth in Section 10.01, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by its President or one of its Vice Presidents.

(b)           Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

(c)           If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee shall be valid nevertheless.

(d)           The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

(e)           If required by Section 4A.09 hereof, the Issuer shall cause such Subsidiaries to execute supplemental indentures to this Indenture and Note Guarantees in accordance with Section 4A.09 hereof and this Article Ten, to the extent applicable.

ARTICLE ELEVEN
COLLATERAL AND SECURITY DOCUMENTS

Section 11.01               Collateral and Security Documents.

[This Section subject to change based on negotiations with any other first lien debt under a credit agreement or otherwise]

(a)           In order to secure the due and punctual payment of the Notes, the Issuer and the Guarantors have entered into and delivered to the Collateral Trustee the Security Agreement and the other First Lien Security Documents, in each case, to which it is a party, to create the Liens on the Collateral securing their respective obligations under the Notes and the Note Guarantees, as well as any other First Lien Secured Debt, in accordance with the terms thereof Pursuant to the provisions of the Intercreditor Agreement, the rights and remedies of the Collateral Trustee and the Holders of the Notes in the Collateral shall be equal and ratable to and pari passu with the other holders of the First Lien Secured Debt Obligations under the First Lien Secured Debt Documents and senior and prior to the holders of the Second Lien Notes.  In the event of a conflict between the terms of this Indenture and the Intercreditor Agreement or any other First Lien Security Documents, the Intercreditor Agreement and other First Lien Security Documents shall control.

(b)           The Issuer and the Guarantors shall comply with all covenants and agreements contained in the First Lien Security Documents the failure to comply with which would have a material and adverse effect on the Liens purported to be created thereby securing the Notes, the Note Guarantees and the other First Lien Secured Debt.

(c)           Until the discharge in full of all the Notes and the other First Lien Secured Debt (whether pursuant to any Insolvency or Liquidation Proceeding or otherwise), all remedies and enforcement actions in respect of the Collateral and any foreclosure actions in respect of any Liens on the Collateral, and all actions, undertakings or consents by the Collateral Trustee in respect of the Collateral shall be undertaken solely at the instruction of the Requisite First Lien Secured Debtholders, including without limitation:

(i)           the exercise or forbearance from exercise of rights and remedies with respect to the Collateral and enforcement of Liens securing First Lien Secured Debt;

(ii)           the exercise or forbearance from exercise of rights and powers of a holder of capital stock included in the Collateral;

(iii)          the acceptance of Collateral in full or partial satisfaction of the First Lien Secured Debt; and

(iv)          the exercise and forbearance from exercise of all rights and remedies of a secured party under the UCC or any similar law of any applicable jurisdiction or equity;

provided, however, that any actions constituting a release of all or substantially all of the Collateral shall require the consent of all holders of First Lien Secured Debt, including the Holders of the Notes, and the holders of the Second Lien Notes.

(d)           Until the Notes are discharged in full or are otherwise no longer outstanding, no First Lien Secured Party (including any Holder of Notes) shall have any right to:

(i)           sue, ask or demand or join with any other party to cause the Issuer or any of its Guarantors to commence any Insolvency or Liquidation Proceeding that would hinder, delay, limit or prohibit the lawful exercise or enforcement of any right or remedy otherwise available to any First Lien Secured Party in respect of the Liens granted to the Collateral Trustee in the Collateral under the First Lien Security Documents for the Equal and Ratable benefit of the First Lien Secured Parties;

(ii)           contest any lawful exercise by the Collateral Trustee, acting at the direction of, or as consented to by, the Requisite First Lien Secured Debtholders, of any remedy or foreclosure of the Liens on the Collateral;

(iii)          contest any other request for judicial relief made in any court by the Collateral Trustee at the direction of, or as consented to by, the Requisite First Lien Secured Debtholders, or

(iv)          oppose or otherwise contest any motion for relief from the automatic stay or for any injunction against foreclosure or enforcement of Liens granted to the Collateral Trustee in the Collateral under the Security Documents for the Equal and Ratable benefit of First Lien Secured Parties in any Insolvency or Liquidation Proceeding.

Notwithstanding the foregoing, any First Lien Secured Party or Debt Representative may take any actions and exercise any and all rights available to a holder of unsecured claims so long as not in contravention of the restrictions set forth above, including the commencement of an Insolvency or Liquidation Proceeding against the Issuer or any of our Guarantors as an unsecured creditor or any suit to enforce payment of principal, premium, if any, interest and Additional Amounts, if any of any First Lien Secured Debt, including the Notes.

Section 11.02               Authorization of Actions to Be Taken.

(a)           Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of each First Lien Security Document and the Intercreditor Agreement, in each case, as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of this Indenture, authorizes and directs the Collateral Trustee and the Trustee to enter into the First Lien Security Documents and the Intercreditor Agreement, and authorizes and empowers the Collateral Trustee and the Trustee to perform their respective obligations, exercise its rights and powers and take any action permitted or required thereunder.

(b)           Each of the Collateral Trustee and the Trustee is authorized and empowered to receive for the benefit of the Holders of Notes any funds collected or distributed under the Intercreditor Agreement and the First Lien Security Documents and to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture.

(c)           If an Event of Default occurs under this Indenture, the Trustee shall deliver to the Collateral Trustee a written notice of such Event of Default.  [If, as a result of delivering such notice to the Collateral Trustee, the Trustee becomes the Controlling Debt Representative, then subject to Article Seven hereof and the Intercreditor Agreement, the Trustee, pursuant to the direction of Holders representing a majority of principal amount of Notes outstanding, shall or, in its sole discretion and without the consent of the Holders of Notes, may direct the Collateral Trustee with respect to any action, omission, forbearance, enforcement or exercise of remedies with respect to the Collateral for purposes of any Enforcement Action.  Subject to the terms of the Intercreditor Agreement, each of the Collateral Trustee and the Trustee is authorized and empowered to institute and maintain such suits and proceedings as it may deem expedient to protect or enforce the Liens securing the Notes and the Note Guarantees or to prevent any impairment of Collateral by any acts that may be unlawful or in violation of the First Lien Security Documents or this Indenture, and such suits and proceedings as it may deem expedient to preserve or protect its interests and the interests of the Holders of Notes in the Collateral and the interests of any other First Lien Secured Parties, including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Liens securing the First Lien Secured Debt or be prejudicial to the interests of Holders of Notes, any other First Lien Secured Parties, the Collateral Trustee or the Trustee.

Section 11.03               Application of Proceeds of Collateral.

Upon any realization upon the Collateral, the proceeds thereof shall be applied in accordance with the terms of the Intercreditor Agreement and the Security Documents.

Section 11.04               Possession and Use of Collateral.

Unless an Event of Default shall have occurred and be continuing, subject to the terms of the First Lien Secured Debt Documents, the Second Lien Note Indenture and the Security Documents, the Issuer and the Guarantors shall have the right to remain in possession and retain exclusive control of the Collateral securing the Notes (other than any Collateral delivered to the Collateral Trustee or the Trustee in accordance with the provisions of the First Lien Secured Debt Documents, the Second Lien Note Indenture or the Security Documents and other than as set forth in the First Lien Secured Debt Documents, the Second Lien Note Indenture or the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income thereon.

Section 11.05               Trust Indenture Act Requirements; Opinion of Counsel; Certificates of the Issue.

The Issuer and the Guarantors shall furnish to the Collateral Trustee and the Trustee on or prior to July 1 of each year beginning with July 1, 2010, an Opinion of Counsel, dated as of such date, either (a) stating that, in the opinion of such counsel, (i) action has been taken with respect to the recording, registering, filing, re-recording, re-registering and re-filing of this Indenture, all supplemental indentures, financing statements, continuation statements or notices, recordings or other instruments of further assurance as is necessary to maintain the Liens securing the Notes, the Note Guarantees and any other First Lien Secured Debt and reciting the details of such action or referring to prior Opinions of Counsel in which such details are given, and (ii) based on relevant laws as in effect on the date of such Opinion of Counsel, all financing statements and continuation statements have been executed and filed that are necessary as of such date and during the succeeding 12 months fully to preserve and perfect the Liens securing the First Lien Secured Debt, to the extent the Liens securing the First Lien Secured Debt can be perfected by the filing of a financing statement; or (b) stating that, in the opinion of such counsel, no such action is necessary to maintain such Liens securing the First Lien Secured Debt as effective and perfected.  The Issuer and the Guarantors shall otherwise comply with the provisions of TIA Section 314(b).  In addition, to the extent applicable, the Issuer and the Guarantors shall cause TIA Section 313(b), relating to reports, and TIA § 314(d), relating to the release of property or securities from the Liens securing the First Lien Secured Debt or relating to the substitution therefor of any property or securities to be subjected to the Liens securing the First Lien Secured Debt, to be complied with.  Any certificate or opinion required by TIA Section 314(d) may be made by an Officer of the Issuer, except in cases where TIA Section 314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert reasonably satisfactory to the Trustee.  The determination as to whether an independent Person needs to sign such certificate or opinion shall be made by the Issuer and the Collateral Trustee shall have no responsibility related thereto.  Notwithstanding anything to the contrary in this Article 11, the Issuer shall not be required to comply with all or any portion of TIA Section 314(d) if it determines, in good faith based on advice of counsel, that under the terms of TIA Section 314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC or its staff, including “no action” letters or exemptive orders, all or any portion of TIA Section 314(d) is inapplicable to one or a series of released Collateral.

Section 11.06               Further Assurances.

(a)           Subject to the terms of the Intercreditor Agreement, each of the Issuer and the Guarantors shall, at its own expense, promptly execute and deliver or otherwise authenticate all further instruments and documents and take all further action that may be necessary or desirable or that the Collateral Trustee may request, in order to perfect any pledge or security interest granted to purposed to be granted under the First Lien Security Documents to enable the Collateral Trustee to exercise and enforce its rights and remedies hereunder and under the First Lien Security Documents with respect to any Collateral of such grantor.  Without limiting the generality of the foregoing, each of the Issuer and the Guarantors shall at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Trustee from time to time such lists, descriptions and designations of its Collateral, warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments and take such further steps relating to the Collateral and other property or rights covered by the Liens securing Notes, the Note Guarantees and any other First Lien Secured Debt, which the Collateral Trustee deems reasonably appropriate or advisable to perfect, preserve or protect its Liens securing the Notes, the Note Guarantees and any other First Lien Secured Debt in the Collateral.

(b)           [To the extent that any Liens securing the Notes, the Note Guarantees and any other First Lien Secured Debt are not perfected as of the Issue Date (other than as permitted in the Intercreditor Agreement or any First Lien Security Document) the Issuer will take such action as to have such Liens perfected prior to the date that is [90] days from the Issue Date.]

Section 11.07               Release of Collateral.

(a)           The Liens securing the Notes, the Note Guarantees and any other First Lien Secured Debt on the Collateral shall be automatically terminated and released without further action by any party, in whole or in part:  (i) upon any sale or disposition of any portion of Collateral in compliance with the Security Documents and Sections 3.08(a)(iii) and 4B.04 hereof; (ii) upon payment in full of principal, interest and all other Obligations on the Notes issued under this Indenture; (iii) prior to an Enforcement Action, (x) with respect to a release of less than all or substantially all of the Collateral, with the consent Requisite First Lien Secured Debt Holders or as otherwise may be required by the terms of the Security Documents and (y) with respect to a release of all or substantially all of the Collateral, with the consent of all holders of First Lien Secured Debt, including the Holders of the Notes, and the holders of the Second Lien Notes; and (iv) to the extent any Collateral becomes Excluded Assets.

(b)           Without the necessity of any consent of or notice to the Trustee or any Holder of the Notes, the Issuer or any Guarantor may request and instruct the Collateral Trustee to, on behalf of each holder of First Lien Secured Debt Obligations, (A) execute and deliver to the Issuer or any Guarantor, as the case may be, for the benefit of any Person, such release documents as may be reasonably requested, of all Liens held by the Collateral Trustee in any Collateral securing the First Lien Secured Debt Obligations, and (B) deliver any such assets in the possession of the Collateral Trustee to the Issuer or any Guarantor, as the case may be; provided that any such release complies with the terms of this Indenture, the Intercreditor Agreement and the First Lien Security Documents.

(c)           The release of any Collateral from the Liens securing the Notes, the Note Guarantees and any other First Lien Secured Debt or the release of, in whole or in part, the Liens securing the First Lien Secured Debt created by any of the First Lien Security Documents, will not be deemed to impair the Liens securing the First Lien Secured Debt in contravention of the provisions hereof if and to the extent the Collateral or the Liens securing the First Lien Secured- Debt are released pursuant to the terms of this Indenture, the Intercreditor Agreement and the applicable First Lien Security Documents.  Each of the Holders of the Notes acknowledge that a release of Collateral or Liens securing the Notes, the Note Guarantees and any other First Lien Secured Debt strictly in accordance with the terms of this Indenture, the Intercreditor Agreement and the First Lien Security Documents will not be deemed for any purpose to be an impairment of the First Lien Security Documents or otherwise contrary to the terms of this Indenture.

Section 11.08               Amendments to First Lien Secured Debt Documents.

[The First Lien Secured Debt Documents with respect to each Class of First Lien Secured Debt, including the Notes and this Indenture, are permitted to be amended or modified in accordance with their terms, without the consent of (or any action by) the Requisite First Lien Secured Debtholders, so long as such amendments and modifications do not contravene the Intercreditor Agreement; provided that in no event shall any amendment or modification to any First Lien Secured Debt Document (i) increase the aggregate principal amount of First Lien Secured Debt that may be incurred and secured Equally and Ratably with the first priority Lien on the Collateral pursuant to the First Lien Security Documents in excess of the amount permitted to be so incurred and secured Equally and Ratably under this Indenture or (ii) result in a default under any First Lien Secured Debt Document.]

ARTICLE TWELVE
MISCELLANEOUS

Section 12.01               Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA § 318(c), the imposed duties shall control.

Section 12.02               Notices.

(a)           Any notice or communication by the Issuer or any Guarantor, on the one hand, or the Trustee on the other hand, to the other is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer or any Guarantor:

c/o Haights Cross Operating Company
10 New King Street
White Plains, New York  10604
Facsimile:  (914) 289-9481
Attention:  Mark Kurtz

With copies to:

Brown Rudnick LLP
Boston, MA 02111
Facsimile:  (617) 856-8201
Attention:             Steven D. Pohl, Esq.
Mary D. Bucci, Esq.

If to the Trustee:

Wells  Fargo Bank, N.A.
Corporate Trust Services
Sixth & Marquette-MAC N9311-110
625 Marquette Avenue, 11th Fl.
Minneapolis, MN 55479
Attn: J. Sillman
Fax: (612) 667-9825

(b)           The Issuer the Guarantors or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.

(c)           All notices and communications (other than those sent to Holders) shall be deemed to have been duly given:  at the time delivered by hand, if personally delivered; three Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

(d)           Any notice or communication to a Holder shall be delivered by first class mail, certified or registered, return receipt requested, electronic transmission, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar.  Any notice or communication shall also be so delivered to any Person described in TIA § 313(c), to the extent required by the TIA.  Failure to deliver a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

(e)           If a notice or communication is delivered in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

(f)           If the Issuer delivers a notice or communication to Holders, it shall deliver a copy to the Trustee and each Agent at the same time.

Section 12.03               Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to its rights under this Indenture or the Notes.  The Issuer, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 12.04               Certificate and Opinion as to Conditions Precedent.

(a)           Upon any request or application by the Issuer to the Trustee to take any action under this Indenture (except with respect to the initial issuance of the Notes), the Issuer shall furnish to the Trustee:

(i)           an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(ii)           an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of such counsel (who may rely upon an Officers’ Certificate as to matters of fact), all such conditions precedent and covenants have been satisfied.

Section 12.05               Statements Required in Certificate or Opinion.

(a)           Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and shall include:

(i)           a statement that the Person making such certificate or opinion has read such covenant or condition;

(ii)           a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii)           a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(iv)           a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 12.06               Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders.  The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.07               No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator, stockholder, member, manager or partner of the Issuer or any Guarantor, as such, shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of Notes by accepting a Note waives and releases all such liability.  This waiver and release are part of the consideration for issuance of the Notes.  The waiver may not be effective to waive liabilities under the federal securities laws.

Section 12.08               Governing Law.

THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES EXCEPT TO THE EXTENT THAT THE TIA SHALL BE APPLICABLE.

Section 12.09               Consent to Jurisdiction.

Any legal suit, action or proceeding arising out of or based upon this Indenture or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding.  Service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court.  The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court has been brought in an inconvenient forum.

Section 12.10               No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or of any other Person.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.11               Successors.

All agreements of the Issuer in this Indenture and the Notes shall bind its successors.  All agreements of the Trustee in this Indenture shall bind its successors.  All agreements of each Guarantor in this Indenture shall bind its successors.

Section 12.12               Severability.

In case any provision in this Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.13               Counterpart Originals.

The parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

Section 12.14               Acts of Holders.

(a)           Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by the Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agents duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Issuer.  Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments.  Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Issuer if made in the manner provided in this Section 12.14.

(b)           The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such witness, notary or officer the execution thereof.  Where such execution is by a signer acting in a capacity other than his individual capacity, such certificate or affidavit shall also constitute sufficient proof of authority.  The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(c)           Notwithstanding anything to the contrary contained in this Section 12.14, the principal amount and serial numbers of Notes held by any Holder, and the date of holding the same, shall be proved by the register of the Notes maintained by the Registrar as provided in Section 2.04 hereof.

(d)           If the Issuer shall solicit from the Holders of the Notes any request, demand, authorization, direction, notice, consent, waiver or other Act, the Issuer may, at its option, by or pursuant to a resolution of its Board of Directors, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Issuer shall have no obligation to do so.  Notwithstanding TIA § 316(c), such record date shall be the record date specified in or pursuant to such resolution, which shall be a date not earlier than the date 30 days prior to the first solicitation of Holders generally in connection therewith or the date of the most recent list of Holders forwarded to the Trustee prior to such solicitation pursuant to Section 2.06 hereof and not later than the date such solicitation is completed.  If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of the then outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the then outstanding Notes shall be computed as of such record date; provided that no such authorization, agreement or consent by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than eleven months after the record date.

(e)           Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration or transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(f)           Without limiting the foregoing, a Holder entitled hereunder to take any action hereunder with regard to any particular Note may do so itself with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents each of which may do so pursuant to such appointment with regard to all or any part of such principal amount.

Section 12.15  Benefit of Indenture.

Nothing, in this Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto, any Paying Agent, any Registrar and its successors hereunder, and the Holders, any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 12.16  Table of Contents, Headings, Etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the day and year first above written.

Very truly yours,

WELLS FARGO BANK, N.A.

By:
Name:
Title:

HAIGHTS CROSS OPERATING COMPANY

By:
Name:
Title:

HAIGHTS CROSS COMMUNICATION, INC.

By:
Name:
Title:

TRIUMPH LEARNING, LLC

By:
Name:
Title:

RECORDED BOOKS, LLC

By:
Name:
Title:

SNEP, LLC

By:
Name:
Title:

EXHIBIT A

[Face of Note]

[IF GLOBAL NOTE, INSERT GLOBAL NOTE LEGEND]

No.	**$_________	**

HAIGHTS CROSS OPERATING COMPANY

Floating Rate Senior Secured Notes due 2013

Issue Date:

Haights Cross Operating Company, a Delaware corporation (the “Company”, which term includes any successor under this Indenture hereinafter referred to), for value received, promises to pay to                                   , or its registered assigns, the principal sum of                                              ($                                  ) on [●], 2013.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Issuer has caused this Note to be signed manually or by facsimile by its duly authorized officers.

HAIGHTS CROSS OPERATING COMPANY

By:
Name:
Title:

By:
Name:
Title:

(Trustee’s Certificate of Authentication)

This is one of the Floating Rate Senior Secured due 2013 described in the within-mentioned Indenture.

Dated:

[•]

as Trustee

By:
Authorized Signatory

[Reverse Side of Note]

HAIGHTS CROSS OPERATING COMPANY

Floating Rate Senior Secured Notes due 2013

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.           (a) Interest.  The Issuer promises to pay interest on the principal amount of this Note at a rate per annum equal at all times during each Interest Period to the sum of the LIBOR Rate for such Interest Period plus the Applicable Margin, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period (each such date on which interest shall be paid, an “Interest Payment Date”); provided that all accrued interest on the Notes shall be payable on each date that any portion of the principal of such Note shall be payable hereunder and on the Maturity Date.  Notwithstanding the foregoing, (i) any portion of the Notes which is not paid when due or within any applicable grace or cure period shall automatically bear interest until paid in full at the Post-Default Rate, (ii) during the period when any Event of Default of the type described in clauses (g), (h) or (i) of Section 6.01 of the Indenture shall have occurred and be continuing, the outstanding principal balance of the Notes shall automatically bear interest, after as well as before judgment, at the Post-Default Rate, (iii) if there shall occur and be continuing any Event of Default (other than an Event of Default of the type described in clauses (g) or (h) of Section 6.01 of the Indenture), following written notice delivered to the Issuer from the Trustee at the request of Holders representing 25% or more of the outstanding principal amount of Notes , the outstanding principal balance of the Notes shall bear interest, after as well as before judgment, at the Post-Default Rate during the period beginning on the date such Event of Default first occurred, and ending on the date such Event of Default is cured or waived.  All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The LIBOR Rate shall be determined by the Trustee, and such determination shall be conclusive absent manifest error.  Promptly after receipt of a notice of selection of an Interest Period pursuant to the terms of the definition of “Interest Period,” the Trustee shall give notice to the Issuer and the Holders of the applicable Interest Period and the applicable interest rate determined by the Trustee for purposes of this Section 1.

(b) Additional Amounts.  Holders of Notes shall be entitled to Additional Amounts at such time, in such amounts and in such manner prescribed by subsections (b), (c) and (d) of Section 4A.14 of the Indenture.

2.           Method of Payment.  The Issuer shall pay interest on the Notes (except defaulted interest) and Additional Amounts, if any, to the Persons who are registered Holders of Notes at the close of business on the record date immediately preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Indenture with respect to defaulted interest.  The Notes shall be payable as to principal, premium and Additional Amounts, if any, and interest at the office or agency of the Issuer maintained for such purpose or, at the option of the Issuer, payment of interest and Additional Amounts, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds shall be required with respect to principal of and interest, premium and Additional Amounts, if any, on, all Global Notes and to any Holder of Notes which shall have provided wire transfer instructions to the Issuer or the Paying Agent.  Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.           Paying Agent and Registrar.  Initially, the Trustee under the Indenture shall act as Paying Agent and Registrar.  The Issuer may change any Paying Agent or Registrar without notice to any Holder.  The Issuer, the Parent or any of their respective Subsidiaries may act in any such capacity.

4.           Indenture.  The Issuer issued the Notes under an Indenture dated as of [●], 2010 (“Indenture”) among the Issuer, the Guarantors and the Trustee.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.  The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms.  To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.  The Indenture pursuant to which this Note is issued provides that an unlimited aggregate principal amount of Additional Notes may be issued thereunder.

5.           Redemption.  At any time, the Issuer shall have the option to redeem the Notes, in whole or in part, pursuant to Section 3.07 of the Indenture.  The Notes are subject to the mandatory redemption pursuant to Section 3.08 of the Indenture.

6.           Denominations, Transfer, Exchange.  The Notes are in registered form without coupons in denominations of $1.00 and integral multiples of $1.00 in excess thereof.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.  The Issuer is not required to transfer or exchange any Note selected for redemption.  Also, the Issuer is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.  Transfer may be restricted as provided in the Indenture.

7.           Persons Deemed Owners.  The registered Holder of a Note shall be treated as its owner for all purposes.

8.           Amendment, Supplement and Waiver.  Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes).  Without the consent of any Holder of a Note, the Indenture or the Notes may be amended or supplemented to, among other things, cure any ambiguity, defect or inconsistency, or to make any change that does not adversely affect the legal rights under the Indenture of any such Holder.

9.           Defaults and Remedies.  In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to any Obligor or any Subsidiary as provided in Section 6.01(g) and (h), all outstanding Notes shall become due and payable immediately without further action or notice.  If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Issuer specifying the Event of Default.  Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture.  Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders of the Notes notice of any Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, interest or Additional Amounts) if it determines that withholding notice is in their interest.  Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind and annul a declaration of acceleration pursuant to Section 6.02 of the Indenture, and its consequences, and waive any related existing Default or Event of Default if certain conditions are satisfied.

10.           Trustee Dealings with Company.  The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuer or its Affiliates, and may otherwise deal with the Issuer or its Affiliates, as if it were not the Trustee.

11.           No Recourse Against Others.  No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor, as such, shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  The waiver may not be effective to waive liabilities under the federal securities laws.

12.           Authentication.  This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

13.           CUSIP Numbers.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

14.           Guarantee.  The Issuer’s obligations under the Notes are fully and unconditionally guaranteed, jointly and severally, by the Guarantors as provided in Article Ten of the Indenture.

15.           Copies of Documents.  The Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture.  Requests may be made to:

Haights Cross Operating Company
10 New King Street, Suite 102
White Plains, New York 10604
Telephone:  (914) 298-9400
Facsimile:  (914) 289-9481
Attention:  Mark Kurtz

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuer.  The agent may substitute another to act for him.

Date:	Your Signature
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*        Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of Decrease in Principal Amount at Maturity of this Global Note	Amount of Increase in Principal Amount at Maturity of this Global Note	Principal Amount at Maturity of this Global Note Following such decrease (or increase)	Signature of Authorized Officer of Trustee or Note Custodian

EXHIBIT B

FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS

Supplemental Indenture (this “Supplemental Indenture”), dated as of                                 , among                                           (the “Guaranteeing Subsidiary”), a subsidiary of Haights Cross Operating Company (or its permitted successor), a Delaware corporation (the “Issuer”), and Wells Fargo Bank, N.A., (or its permitted successor), as trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH

WHEREAS, the Issuer and the other Guarantors party thereto have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of [•], 2010 providing for the issuance of Floating Rate Senior Secured Notes due 2012 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.           Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.           Agreement to Guarantee.

(a)         In accordance with the terms of Article Ten of the Indenture, the Guaranteeing Subsidiary, along with all other Guarantors, jointly and severally, and fully and unconditionally, guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that:

(i)          the principal of, premium, if any, and interest and Additional Amounts, if any, on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest and Additional Amounts, if any, on the Notes, if lawful (subject in all cases to any applicable grace period provided herein), and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof;

(ii)           in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.  Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.  The Guaranteeing Subsidiary agrees that this is a guarantee of payment and not a guarantee of collection.

(b)           The Guaranteeing Subsidiary hereby agrees that, to the maximum extent permitted under applicable law, its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(c)           The Guaranteeing Subsidiary, subject to Section 6.06 of the Indenture, hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and the Indenture.

(d)           The Guaranteeing Subsidiary agrees that if any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors, or any custodian, trustee, liquidator or other similar official acting in relation to any of the Issuer or the Guarantors, any amount paid by any of them to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(e)           The Guaranteeing Subsidiary agrees that the Guaranteeing Subsidiary shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

(f)           The Guaranteeing Subsidiary agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Six of the Indenture for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article Six of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee.

(g)           The Guaranteeing Subsidiary shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of Holders under the Note Guarantee.

(h)           The Guaranteeing Subsidiary confirms, pursuant to Section 10.02 of the Indenture, that it is the intention of such Guaranteeing Subsidiary that its Note Guarantee not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to its Note Guarantee and, to effectuate the foregoing intention, hereby irrevocably agrees that the obligations of such Guaranteeing Subsidiary will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guaranteeing Subsidiary that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under Article Ten of the Indenture, result in the obligations of such Guaranteeing Subsidiary under its Note Guarantee not constituting a fraudulent transfer or conveyance.

3.           No Recourse Against Others.  Pursuant to Section 12.07 of the Indenture, no director, officer, employee, incorporator or stockholder of the Guaranteeing Subsidiary shall have any liability for any obligations of such Guaranteeing Subsidiary under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation.

4.           NEW YORK LAW TO GOVERN.  THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE EXCEPT TO THE EXTENT THAT THE TIA SHALL BE APPLICABLE.

5.           Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

6.           Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

7.           Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Issuer.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:                      ,

[Guaranteeing Subsidiary]

By:
Name:
Title:

HAIGHTS CROSS OPERATING COMPANY

By:
Name:
Title:

WELLS FARGO BANK, N.A., as Trustee

By:
Name:
Title:

B-4